Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

ATHENAHEALTH, INC.,

MAY HOLDING CORP.

and

MAY MERGER SUB INC.

Dated as of November 11, 2018

i

TABLE OF CONTENTS

(cont.)

INDEX OF DEFINED TERMS

Defined Term	Section
Action	9.5(b)
Acquisition Proposal	6.2(d)
Additional Contract	5.1(k)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)
Alternative Financing	6.15(e)
Alternative Financing Commitments	6.15(e)
Antitrust Laws	6.5(b)
Applicable Date	5.1(e)(i)
Authorization and Representation Letters	6.15(a)
Bankruptcy and Equity Exception	5.1(c)
Beneficial Ownership Regulation	6.15(a)
Business Day	1.2(a)
Bylaws	2.2
CBAs	5.1(i)(i)
Centerview	5.1(c)
Certificate	4.1(a)(i)
Certificate of Incorporation	2.1
Certificate of Merger	1.3
Change in Recommendation	6.2(e)
Closing	1.2(a)
Closing Date	1.2(a)
Code	4.2(f)
Commitment Letters	5.2(g)(ii)
Company	Preamble
Company Acquisition Proposal	8.5(c)
Company Balance Sheet	5.1(g)
Company Bylaws	5.1(d)(ii)
Company Certificate of Incorporation	5.1(d)(ii)
Company Disclosure Letter	5.1
Company IP	5.1(o)(ii)
Company Lease	5.1(v)(ii)
Company Material Adverse Effect	5.1(a)
Company Option	4.5(a)
Company Performance Stock Unit	4.5(c)
Company Plan	5.1(h)(i)
Company Products	5.1(o)(iii)
Company Recommendation	5.1(c)
Company Related Parties	8.5(h)
Company Reports	5.1(e)(i)

Defined Term	Section
Company Requisite Vote	5.1(c)
Company Restricted Stock Unit	4.5(b)
Company Stock Plans	4.5(a)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.5(b)
Confidentiality Agreement	9.7
Continuation Period	6.9(a)
Continuing Employee	6.9(a)
Contracts	5.1(d)(ii)
Current Offering Period	4.5(d)
D&O Insurance	6.11(b)
Debt Commitment Letters	5.2(g)(i)
Debt Financing	5.2(g)(i)
Debt Financing Related Parties	8.5(j)
Debt Financing Sources	6.15(d)
Debt Payoff	5.2(g)(viii)
DGCL	1.1
Dissenting Shareholders	4.1(a)(i)
Effective Time	1.1
Environmental Law	5.1(m)
Equity Commitment Letters	5.2(g)(ii)
Equity Financing	5.2(g)(ii)
Equity Investors	5.2(g)(ii)
ERISA	5.1(h)(i)
ESPP	4.5(d)
ESPP Suspension Date	4.5(d)
Exchange Act	5.1(d)(i)
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)(i)
Existing Credit Facilities	6.15(a)
FCPA	5.1(j)(iv)
Federal Healthcare Program	5.1(w)(i)
Financing	5.2(g)(ii)
Foreign Competition Laws	5.1(d)(i)
GAAP	5.1(a)
Government Official	5.1(j)(iv)(B)
Governmental Entity	5.1(d)(i)
Guarantor	5.2(h)
Hazardous Substance	5.1(m)
Healthcare Laws	5.1(w)(i)
HIPAA	5.1(p)
HSR Act	5.1(d)(i)

Defined Term	Section
Indebtedness	5.1(e)(vi)
Indemnified Parties	6.11(a)
Information System	5.1(x)(vi)
Information Technology	5.1(o)(v)
Insurance Policies	5.1(p)
Intellectual Property	5.1(o)(v)
Intervening Event	6.2(d)
IRS	5.1(h)(i)
Knowledge of the Company	5.1(a)
Knowledge of Parent	5.2(e)
Laws	5.1(j)(i)
Lazard	5.1(c)
Leased Real Property	5.1(v)(ii)
Lenders	5.2(g)(i)
Licenses	5.1(j)(i)
Lien	5.1(b)(ii)
Limited Guarantee	5.2(h)
Marketing Period	1.2(b)
Material Contracts	5.1(k)
Material Customer	5.1(t)
Material Vendor	5.1(u)
Merger	Recitals
Merger Consideration	4.1(a)(i)
Merger Sub	Preamble
NASDAQ	5.1(a)
Option Payment	4.5(a)
Order	5.1(j)(i)
Owned Real Property	5.1(v)(i)
Parent	Preamble
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2(a)
Parent Related Parties	8.5(i)8.5(f)
Parent Termination Fee	8.5(d)
Paying Agent	4.2(a)
Payment	8.5(g)
Person	4.2(b)
Permitted Liens	5.1(n)(xi)
Personal Data	5.1(x)(vi)
Pre-Closing Period	6.15(a)
Preferred Shares	5.1(b)(i)
Proceedings	5.1(g)
Proxy Statement	6.3(a)
Public Software	5.1(o)(vi)
Real Property	5.1(v)(ii)
Registered IP	5.1(o)(i)

v

Defined Term	Section
Regulatory Actions	6.5(e)
Representatives	6.2(d)
Required Information	6.15(a)
Release	5.1(m)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Second Request	6.5(b)
Securities Act	5.1(d)
Security Incident	5.1(x)(vi)
Shares	4.1(a)(i)
Software	5.1(o)(v)
Specified Date	5.1(b)(ii)
Staff	6.3(b)
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)(xi)
Tax Return	5.1(n)(xi)
Taxable	5.1(n)(xi)
Taxes	5.1(n)(xi)
Termination Date	8.2(a)
Uncertificated Shares	4.1(a)(i)
Willful Breach	8.5(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of November 11, 2018, among athenahealth, Inc., a Delaware corporation (the “Company”), May Holding Corp., a Delaware corporation (“Parent”), and May Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company, by resolutions duly adopted, has (i) approved the merger of Merger Sub with and into the Company with the Company surviving the merger as the surviving corporation (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and (iii) resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, the board of directors of Parent, by resolutions duly adopted, has (i) approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and (ii) adopted and approved this Agreement;

WHEREAS, the board of directors of Merger Sub, by resolutions duly adopted, has (i) approved the Merger upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that it is in the best interests of the Company and its stockholder, and declared it advisable, to enter into this Agreement and (iii) resolved to recommend to its stockholder the adoption of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the sufficiency of which is acknowledged and agreed, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (in such capacity, sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

1.2 Closing.

(a) The closing of the Merger (the “Closing”) shall take place (i) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, as soon as reasonably practicable, and in no event later than three (3) Business Days, following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Closing shall occur on the earliest to occur of (A) a date during the Marketing Period specified by Parent on no less than two (2) Business Days’ written notice to the Company or (B) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso) or (ii) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”). For purposes of this Agreement, the term “Business Day” shall mean any day of the year on which banks are not required or authorized by Law to close in New York City.

(b) “Marketing Period” shall mean the period of fifteen (15) consecutive Business Days after the date hereof (provided that (x) the Marketing Period shall not commence prior to the date the Proxy Statement is mailed to the stockholders of the Company, (y) November 23, 2018 shall not be considered a Business Day and (z) if the Marketing Period has not ended prior to December 19, 2018, such period shall not be deemed to have commenced until January 2, 2019) beginning on the date on which Parent shall have received all of the Required Information from the Company. Notwithstanding anything in this definition to the contrary, the Marketing Period shall be deemed not to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period: (i) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any financial statements forming part of the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the financial statements of the Company for the applicable periods by the independent auditor or another nationally recognized independent public accounting firm reasonably acceptable to Parent or such withdrawn opinion is reinstated by the Company’s independent auditors or (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement is required in accordance with GAAP. If at any time the Company shall reasonably believe that it has provided the Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied on the date of such delivery specified in such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three (3) Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which portion(s) of the Required Information the Company has not delivered or are otherwise unsuitable), following which the Marketing Period will commence as soon as the Company delivers to Parent such specified portion of the Required Information.

1.3 Effective Time. Immediately following the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

1.4 Closing Deliverables.

(a) Company Closing Deliverables. At or prior to the Closing, the Company shall deliver to Parent the following:

(i) the certificates contemplated by Sections 7.2(a) and 7.2(b); and

(ii) to the extent requested by Parent, in accordance with and subject to the provisions of Section 6.18, the resignations of the applicable directors of the Company and its Subsidiaries.

(b) At or prior to the Closing, Parent and Merger Sub, as applicable, shall deliver, or cause to be delivered, to the Company or the applicable Person the certificate contemplated by Sections 7.3(a) and 7.3(b).

ARTICLE II

ORGANIZATIONAL DOCUMENTS OF THE SURVIVING CORPORATION

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation (the “Certificate of Incorporation”) of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

2.2 The Bylaws. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1 Directors of Surviving Corporation. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

3.2 Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

4.1 Effect on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(i) Merger Consideration. Each share of common stock, par value $0.01, of the Company (the “Shares” and each a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent, Merger Sub, or any Company Subsidiary and (ii) Shares that are owned by stockholders (“Dissenting Shareholders”) who have perfected and not withdrawn a demand for appraisal rights in accordance with Section 262 of the DGCL (each such Share referred to in clauses (i) and (ii) above, an “Excluded Share” and, collectively, the “Excluded Shares”)) shall be converted into the right to receive $135.00 per Share in cash without interest (the “Merger Consideration”), subject to deduction for any required withholding Tax in accordance with Section 4.2(f). At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than the Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, and each Certificate and Uncertificated Share formerly representing Shares owned by Dissenting Shareholders shall thereafter represent only the right to receive the payment of which reference is made in Section 4.3.

(ii) Cancellation of Excluded Shares. Subject to Section 4.3, each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b) Merger Sub. Each share of common stock, par value $0.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01, of the Surviving Corporation.

4.2 Exchange of Certificates.

(a) Paying Agent. At the Effective Time , Parent shall deposit, or cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld, conditioned or delayed (the “Paying Agent”), for the benefit of the holders of Shares (other than Excluded Shares), an aggregate amount of cash comprising approximately the amounts required to be delivered pursuant to Section 4.1(a) in respect of Shares (such aggregate amount of cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that (i) such investments shall be an obligation of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks and (ii) no such investment (or losses thereon) shall affect the amount of Merger Consideration payable to the holders of Shares pursuant to Section 4.1(a). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or caused to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. No later than five (5) Business Days prior to the Closing, Parent shall enter into an agreement with the Paying Agent, in form and substance reasonably satisfactory to the Company (which confirmation of satisfaction shall not be unreasonably withheld, conditioned or delayed), to effect the applicable terms of this Agreement.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within four (4) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of Certificates (other than Excluded Shares) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)). Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 4.2(f)) equal to the cash amount that such holder is entitled to receive pursuant to Section 4.1(a), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, reasonably acceptable to the Paying Agent. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any payment of cash (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Paying Agent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would have been issuable or payable pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) had such lost, stolen or destroyed Certificate been surrendered.

(f) Withholding Rights. Each of Parent, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, Merger Sub or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub or the Paying Agent, as the case may be.

(g) Uncertificated Shares. Promptly after the Effective Time (and in any event within four (4) Business Days thereafter), Parent shall cause the Paying Agent to (i) mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration and (ii) deliver the cash that such holder is entitled to receive in respect of its Shares pursuant to Section 4.1(a) (after giving effect to any required Tax withholdings as provided in Section 4.2(f)), without interest thereon.

4.3 Dissenters’ Rights. No Dissenting Shareholder shall be entitled to receive cash pursuant to the provisions of this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent under Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Shareholder is not entitled to relief provided by Section 262 of the DGCL with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted, as of the Effective Time, into the right to receive the Merger Consideration without interest and less any required Tax withholding. The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, in each case issued and outstanding prior to the Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

4.5 Treatment of Equity Awards.

(a) Treatment of Stock Options. At the Effective Time, with respect to each outstanding option to purchase Shares (a “Company Option”) under the Company’s 2007 Stock Option and Incentive Plan as amended and restated as of April 23, 2013 and the Company’s 2010 Equity Incentive Plan (collectively, the “Company Stock Plans”), whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the exercise price of such Company Option is less than the Merger Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 4.5(a), a lump sum cash payment in the amount equal to (i) the number of Shares underlying the Company Option immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration minus the applicable exercise price (the product of (i) and (ii), the “Option Payment”). The Option Payment (if any) payable under this Section 4.5(a) to each former holder of a Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(f).

(b) Treatment of Restricted Stock Units. Each outstanding restricted stock unit (a “Company Restricted Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the number of Shares underlying such Company Restricted Stock Unit, multiplied by (ii) the Merger Consideration. Following the Effective Time, no such Company Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.5(b) in exchange for such Company Restricted Stock Unit in accordance with this Section 4.5(b). The consideration payable under this Section 4.5(b) to each former holder of a Company Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(f).

(c) Treatment of Performance Restricted Stock Units. Each outstanding performance restricted stock unit (a “Company Performance Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has been completed, (A) the number of Shares subject to such Company Performance Stock Unit that would vest based on the actual level of achievement as of the Effective Time multiplied by (B) the Merger Consideration, and (ii) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has not been completed, (A) the number of Shares subject to such Company Performance Stock Unit that would vest based on the applicable target level of achievement multiplied by (B) the Merger Consideration. Following the Effective Time, no such Company Performance Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Performance Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.5(c) in exchange for such Company Performance Stock Unit in accordance with this Section 4.5(c). The consideration payable under this Section 4.5(c) to each former holder of a Company Performance Stock Unit that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(f).

(d) Treatment of ESPP. Promptly following the date of this Agreement, the board of directors of the Company (or, if applicable, any committee thereof administering the Company’s 2007 Employee Stock Purchase Plan as Amended and Restated (the “ESPP”)) shall adopt such resolutions or take such other necessary actions to provide that, with respect to the current “Offering” (as such term is defined in the ESPP) under the ESPP as of the date hereof (the “Current Offering Period”), (i) no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current Offering Period and no new participants may participate in the ESPP or Current Offering Period; (ii) following the date hereof, no new Offering shall be commenced under the ESPP prior to the Effective Time; (iii) all participation in and purchases under the ESPP shall be suspended effective as of the earlier of (A) the payroll period ending immediately prior to the Effective Time and (B) ten (10) Business Days prior to the Effective Time (the “ESPP Suspension Date”), such that any Offering that does not end prior to the Effective Time shall terminate and an “Exercise Date” (as such term is defined in the ESPP) shall occur under the ESPP immediately on the ESPP Suspension Date with respect to such Offering; and (iv) immediately prior to, and subject to the occurrence of, the Effective Time, the ESPP shall terminate.

(e) Further Action. At or prior to the Effective Time, the Company, the board of directors of the Company and the Compensation Committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 4.5.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. Except (i) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or (ii) as disclosed in any Company Reports filed on or after January 1, 2018 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature); provided that nothing disclosed in any such Company Reports will be deemed to modify or qualify the representations and warranties set forth in Sections 5.1(a), (b), (c), (d), (l), or (r), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of the respective certificate of incorporation and bylaws (or comparable organizational documents) of the Company and each of its Subsidiaries as amended to and as in effect on the date of this Agreement.

As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person with respect to which the first Person (x) has the voting power or such other right to elect a majority of the board of directors or other persons performing similar functions or (y) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation) or economic interest, in each case, directly or indirectly through one or more other Persons, (ii) the term “Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act, (iii) “Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any change, effect, event, occurrence, development, circumstance, condition or effect that, individually or in the aggregate, (x) has or would reasonably be expected to prevent or materially impair or delay the ability of the Company and its Subsidiaries, taken as a whole, to consummate the transactions contemplated hereby, or (y) has had or would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole; excluding, however, for the purposes of clause (y) of this sentence, any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Shares, or a change in the trading volume of the Shares, on the NASDAQ Global Select Market (“NASDAQ”), provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (7) changes in applicable Law, (8) changes in U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with Parent’s written consent to the extent the effects thereof are reasonably explained in writing by the Company prior to the time of such consent or the failure to take any specific action expressly prohibited by this Agreement and as for which Parent declined to consent, (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the Merger, including the impact thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom the Company has a relationship or employees and which resulted directly and solely from the announcement or pendency of this Agreement or (11) the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, resulting directly and solely from the entry into or announcement of this Agreement; provided, however that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred and (iv) the term “Knowledge of the Company” means the actual knowledge of the individuals, in each case after reasonable inquiry of his or her direct reports, identified on Section 5.1(a)(iv) of the Company Disclosure Letter.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (A) 125,000,000 Shares and (B) 5,000,000 preferred shares, par value $0.01 (the “Preferred Shares”). As of the close of business on November 8, 2018, 40,608,362 Shares were issued and outstanding and no Preferred Shares were issued and outstanding on such date. All of the outstanding Shares have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, were issued in accordance with applicable Law and were not issued in violation of any preemptive or other similar rights. As of November 8, 2018, there were an aggregate of 2,346,972 Shares reserved for, and 1,970,511 Shares subject to, issuance pursuant to the Company Stock Plans. Except as provided in the preceding sentence and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares reserved for, or subject to, issuance. The Company has no Preferred Shares or other shares of capital stock reserved for or subject to issuance (it being understood that “other shares of capital stock” shall not include Shares). Section 5.1(b)(i)(B) of the Company Disclosure Letter contains a correct and complete list as of November 8, 2018 of (x) the number of Shares subject to outstanding Company Options under the Company Stock Plans, (y) the number of Shares subject to outstanding Company Restricted Stock Units under the Company Stock Plans and (z) the number of Shares subject to outstanding Company Performance Stock Units (assuming the achievement of performance criteria at maximum levels) under the Company Stock Plans, and the grant date, exercise price, if any, expiration date and vesting schedule, criteria or similar requirements of each such Company Option, Company Restricted Stock Unit and Company Performance Stock Unit. As of October 8, 2018, 238,304 Shares are reserved for issuance under the ESPP.

(ii) From November 8, 2018 (the “Specified Date”) to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of Company Options or the settlement of Company Restricted Stock Units and Company Performance Stock Units outstanding as of November 8, 2018, in accordance with their terms and, since November 8, 2018, except as permitted by this Agreement for the period following the date of this Agreement, the Company has not issued any Company Options, Company Restricted Stock Units or Company Performance Stock Units. All Company Options, Company Restricted Stock Units and Company Performance Stock Units are evidenced by stock option agreements or other award agreements in the forms previously made available to Parent. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim, restriction, deed of trust, mortgage, hypothecation or other encumbrance (each, a “Lien”). Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized, validly issued, fully paid and nonassessable, were issued in accordance with applicable Law, were not issued in violation of any preemptive or other similar rights, and are owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien. Except as set forth in Section 5.1(b)(i), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal, rights of first offer, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation, commitments, agreements or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries, and no securities or obligations (contingent or otherwise) evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date hereof there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries, and to the Knowledge of the Company, no voting trusts or other agreements or understandings with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries is in effect. Since the Specified Date through the date hereof, the Company has not authorized, issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Options in accordance with their respective terms) or granted any Company Options.

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) each of the Company’s Subsidiaries, including (i) its name, (ii) its jurisdiction of organization, (iii) its form of organization, (iv) its authorized equity interests, (v) its issued and outstanding equity interests, including the number thereof, and (vi) the holder(s) of such issued and outstanding equity interests and (B) any other Person in which the Company or any of its Subsidiaries may hold capital stock or other equity interest that has a book value in excess of $10,000,000 (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares.

(c) Corporate Authority and Approval; Financial Advisor Opinions. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the adoption of this Agreement by the holders of a majority of the outstanding stock of the Company entitled to vote thereon (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The board of directors of the Company has (i) (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (B) approved the Merger and the other transactions contemplated hereby, (C) approved and declared advisable this Agreement and (D) subject to Section 6.2, resolved to recommend the adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (ii) received the separate written opinions of Centerview Partners LLC (“Centerview”) and Lazard Frères & Co. LLC (“Lazard”), that, as of the date of each such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received by holders of Shares (other than Excluded Shares and Shares held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, and (iii) directed that this Agreement be submitted to the holders of Shares for their adoption.

(d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3 and (B) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any applicable foreign competition Laws (the “Foreign Competition Laws”) in connection with the Merger, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition or regulatory authority, court, any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body, board, ministry, bureau, commission, quasi-governmental body exercising government authority or other legislative, executive or judicial governmental entity or self-regulatory agency (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Sixth Amended and Restated Certificate of Incorporation of the Company, dated September 25, 2007 (the “Company Certificate of Incorporation”) or the Amended and Restated Bylaws of the Company, dated March 22, 2017 (the “Company Bylaws”) or the comparable governing instruments of any of its Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, a material breach or violation of, a material default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation, and any amendments, supplements, modifications or similar alterations to any of the foregoing (each, a “Contract” and, collectively, the “Contracts”) binding upon the Company or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.1(d)(i) are made or obtained and receipt of the Company Requisite Vote, under any Law, Order or License to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(e) Company Reports; Financial Statements. (i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since June 30, 2015 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Principal Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of the Company to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from employees of the Company or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(iv) No executive officer of the Company has failed, in the last two (2) years, to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company Report, except as disclosed in certifications filed with such Company Report. Neither the Company nor any of its executive officers has, in the last two (2) years, received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since the Applicable Date, the Company and each of its officers and, to the Knowledge of the Company, each of its directors, have been and are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the

Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(vi) Neither the Company nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries. As used in this Agreement, the term “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums and any other fees, expenses or breakage costs) by such Person (A) for borrowed money (including deposits or advances of any kind to such Person); (B) evidenced by bonds, debentures, notes or similar instruments; (C) for capitalized leases, synthetic lease obligations (or lease obligations that should have been on the books and records or financial statements of such Person as categorized or synthetic lease obligations in accordance with GAAP); (D) earn-outs or the deferred and unpaid purchase price of property, goods or services (but excluding trade payables, accrued expenses, and accruals incurred in the ordinary course of business); (E) pursuant to securitization or factoring programs or arrangements; (F) to maintain or cause to be maintained the financing or financial position of others; (G) for net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (H) for letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; (I) for all indebtedness secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (J) for any commitment that assures a creditor against loss, including actual or contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations to the extent drawn upon; (K) for the repurchase of equity interests of the Company; (L) for all guarantees of such Person of any indebtedness of any other Person described in clauses (A) through (K) of this sentence, other than a wholly owned Subsidiary of such Person.

(vii) Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein).

(f) Absence of Certain Changes. Since the Applicable Date, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Since June 30, 2018 and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects and there has not been any action taken by the Company or any of its Subsidiaries that, if taken by the Company or any of its Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a violation of, or would require the consent of Parent under Section 6.1(a)(i), (ii), (iv), (v), (vi), (vii), (ix), (x), (xi), (xiv), (xvi), or (xviii).

(g) Litigation and Liabilities. As of the date of this Agreement, there are no civil, criminal, administrative, investigative, or appellate actions, suits, claims, hearings, arbitrations, litigations, mediations, hearings, inquiries, audits, examinations, investigations or other proceedings (“Proceedings”), pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, or any of their respective directors, officers, or employees in their capacities as such, except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent, absolute, or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of June 30, 2018 and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2018 (the “Company Balance Sheet”), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2018, which are not individually or in the aggregate, material in amount or nature, (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby, or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.5) or that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(h) Employee Benefits.

(i) For the purposes of this Agreement, the term “Company Plan” shall mean any benefit or compensation plan, policy, program or arrangement sponsored, contributed to or maintained by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, whether or not written, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether subject to

ERISA, and any incentive and bonus, deferred compensation, stock purchase, employment, retirement, severance, restricted stock, stock option, stock appreciation rights or stock based plans, excluding any statutory plans. Each material Company Plan as of the date of this Agreement is listed in Section 5.1(h)(i) of the Company Disclosure Letter. With respect to each material Company Plan, the Company has delivered or made available to Parent a true, correct and complete copy of (to the extent applicable): (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the Internal Revenue Service (“IRS”), if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Plan that has been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Plan.

(ii) With respect to each Company Plan, the Company and its Subsidiaries have complied, and are in compliance, with applicable Laws (including, if applicable, ERISA and the Code) and each company Plan has been administered in accordance with its terms, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(iv) Neither the Company nor any of its Subsidiaries or any entity, trade or business which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code, contributes to or is obligated to contribute to, or has in the preceding six (6) years contributed to, or has any liabilities with respect to: (A) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (B) a “multiple employer plan” as defined in Section 413(c) of the Code or (C) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(v) All contributions required to be made by the Company or its Subsidiaries under each Company Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(vi) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(vii) As of the date of this Agreement, there are no claims (other than claims for benefits in the ordinary course) or litigation pending or threatened in writing relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with any other event, (A) result in any material payment (whether in cash, in property, or in the form of benefits) becoming due to any employee of the Company or its Subsidiaries, (B) materially increase any benefits under any Company Plan, (C) result in the acceleration of the time of payment, vesting or funding of any such benefits, or (D) result in payments (whether in cash, in property, or in the form of benefits) under any of the Company Plans that would not be deductible under Section 280G of the Code.

(ix) All Company Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(i) Labor Matters. (i) As of the date of this Agreement, (A) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by work rules or a collective bargaining agreement or other similar Contract with a labor union or labor organization (collectively, “CBAs”), (B) nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an “unfair labor practice” (as such term is defined in the National Labor Relations Act of 1935) or is seeking to compel the Company to bargain with any labor union or labor organization, (C) nor is there pending or, threatened in writing, any labor strike, walkout, work stoppage, slow-down or lockout affecting employees of the Company or its Subsidiaries. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened in writing involving employees of the Company or any of its Subsidiaries.

(ii) The Company is in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii) To the Knowledge of the Company, no allegations of sexual harassment in the last five (5) years have been made to the Company against (A) any current director of the Company or (B) any individual in his or her current capacity as an employee of the Company at a level of Senior Vice President or above.

(iv) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries, at the level of Vice President or above, is in violation of any agreement with or obligation to a former employer of such employee relating to (A) the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(j) Compliance with Laws, Licenses.

(i) The businesses of each of the Company and its Subsidiaries since the Applicable Date have not been, and are not being, conducted in violation of any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, code, or any rule or regulation (collectively, “Laws”) or any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity (collectively, “Order”), except where failure to comply, individually or in the aggregate, has not had, and would not reasonably be likely to have, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity necessary to own, lease and operate their properties and assets, and to conduct their respective businesses as currently conducted or as may be required under applicable Law (each, a “License” and collectively, the “Licenses”). Notwithstanding the foregoing, this Section 5.1(j) shall not apply with respect to Taxes, which shall be covered exclusively by Section 5.1(n) or Environmental Laws, which shall be covered exclusively by Section 5.1(m).

(ii) Each License is, and since the Applicable Date has been, valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, and is not and has not been the subject of a written notice or Proceeding threatening (or to the Knowledge of the Company, has not received a threat) to suspend, revoke, cancel or adversely modify any such License, except where any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No License is subject to any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization. To the Knowledge of the Company, there has not been any event, condition or circumstance that would preclude any License from being renewed in the ordinary course (to the extent that such License is renewable by its terms), except where the failure thereof to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the licensee of each License is, and since the Applicable Date has been, in compliance with such License and has fulfilled and performed all of its obligations in all respects with respect thereto, no event has occurred which, with or without notice or the lapse of time or both, would constitute a default or violation of any License, and the Company has not received any written notice of a violation of any License. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since the Applicable Date, neither the Company nor any of its Subsidiaries has received written notice or communication of any noncompliance or alleged noncompliance with any Licenses.

(iv) (A) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees, consultants, and agents or any other Person acting on its behalf are in compliance in all material respects with and for the past five (5) years have complied in all material respects with: (I) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) applicable to the Company, its Subsidiaries and such officers, directors, employees, consultants, and agents or any other Person acting on its behalf and (II) the provisions of all anti-bribery and anti-corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries.

(B) For the past five (5) years, to the Knowledge of the Company, the Company, its Subsidiaries and their respective officers, directors, employees, consultants, and agents or any other Person acting on its behalf have not directly or indirectly given, made, authorized, offered, solicited, or agreed to give, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other thing of value, regardless of form, to any multinational, supra-national, federal, state, country, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the Governmental Entity to obtain or retain business, to direct business to any person, to improperly obtain or retain favorable treatment or to secure any other improper benefit, advantage or special concession. For purposes of this provision, “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(C) The Company, its Subsidiaries and their respective officers, directors, employees, consultants and agents or any other Person acting on its behalf have not established or maintained, or are not maintaining, any unlawful fund of corporate monies or other properties or used or are using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses.

(D) The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other anti-bribery and anti-corruption Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(E) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and for the past five (5) years, have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, indictments, informations, suspensions, proceedings, demand letters, settlements, enforcement actions, debarments, or audits, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other Law that prohibits bribery, corruption, fraud or other improper payments.

(k) Material Contracts. Section 5.1(k) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound other than each Contract solely among the Company and its wholly owned Subsidiaries that:

(i) provides that any of them will not compete with any other Person, which expressly obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on an exclusive basis, which grants “most favored nation”, “most favored customer”, “most favored supplier” or similar covenants to the counterparty to such Contract;

(ii) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) or that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(iii) requires the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to deal exclusively with any Person or group of related Persons, which Contract is material to the Company and its Subsidiaries, taken as a whole (other than any licenses or other Contracts entered into in the ordinary course);

(iv) is material to the formation, creation, operation, management or control of any partnership or joint venture, the book value of the Company’s investment in which exceeds $1,500,000;

(v) is a Contract for Leased Real Property or the lease of personal property providing for annual payments of $3,000,000 or more;

(vi) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vii) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(viii) was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries), or any beneficial owner of five percent (5%) or more of any class of equity interests of the Company or any of its Subsidiaries, in each case, that is not a Company Plan or that was entered into other than on arms’-length terms;

(ix) constitutes a CBA;

(x) by its terms, limits the payment of dividends or other distributions to stockholders by the Company or any of its Subsidiaries;

(xi) relates to indebtedness for borrowed money or financial guaranty in excess of $10,000,000, individually, requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit, service penalty or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries) in any such case which is in excess of $1,000,000 individually or in the aggregate, over any twelve (12) month period, or otherwise constitutes a material agreement of guarantee, credit support, indemnification or assumption or any similar commitment with respect to the obligations or liabilities (whether accrued, absolute, contingent or otherwise) of any other Person;

(xii) constitutes any settlement agreement pursuant to which the Company or any of its Subsidiaries has outstanding payment obligations in excess of $2,000,000, or which otherwise has a material impact on the operation of the business of the Company;

(xiii) is a Contract pursuant to which the Company or any of its Subsidiaries obtains or grants (other than in the ordinary course of business) any licenses or other rights with respect to material Intellectual Property owned by the Company or its Subsidiaries or with respect to material Intellectual Property rights used in the conduct of the business of the Company or any of its Subsidiaries (other than licenses for commercially available Software with an annual license fee of less than $250,000);

(xiv) is a Contract pursuant to which the Company or any of its Subsidiaries, as applicable, has agreed to provide any third party with access to source code for any Software owned or licensed by the Company or any of its Subsidiaries, or to provide for such source code to be put in escrow or a similar arrangement, or otherwise grants a license to such source code, for the benefit of a third party (including upon the occurrence of specified events);

(xv) is a Contract with a Material Customer or Material Vendor; or

(xvi) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (xv) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $35,000,000 in any year (such Contracts required to be listed pursuant to clauses (i)-(xvi) above, the “Material Contracts”).

A true, correct and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement. Each of the Material Contracts, and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (each, an “Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l) Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Certificate of Incorporation or Company Bylaws is applicable to the Company, the Shares, the Merger, this Agreement or the other transactions contemplated by this Agreement. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

(m) Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been since the Applicable Date in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses or authorizations required by applicable Environmental Laws and necessary for the conduct and operation of their respective businesses as presently conducted, (ii) neither the Company nor any of its Subsidiaries is subject to any Proceeding pending, or threatened in writing, alleging non-compliance with or liability under any

Environmental Law, (iii) neither the Company nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions concerning liability or obligations relating to any Environmental Law nor has the Company or any of its Subsidiaries contractually assumed any liability of another Person relating to any Environmental Law, and (iv) there have been no Releases of Hazardous Substances by the Company or any of its Subsidiaries at any property owned or leased by the Company or any of its Subsidiaries other than such Releases that would not reasonably be expected to result in the obligation of the Company or any of its Subsidiaries to undertake any investigation or remediation.

As used in this Agreement, (A) the term “Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Substances, (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing or (iii) that establishes standards of conduct for protection of worker health and safety regarding exposure to Hazardous Substances, including, but not limited to the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. as amended, (B) the term “Hazardous Substance” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and (C) the term “Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, surface water, groundwater, land surface or subsurface strata).

To the Knowledge of the Company, the Company has made available to Parent any material reports, investigation, assessments, correspondence or studies in the possession of the Company relating to (i) any unresolved notice or claims under Environmental Law; and (ii) environmental conditions on or at any real property owned or leased by the Company or any Subsidiaries, which notices, claims or conditions would reasonably be expected to result in the Company or the Subsidiaries incurring material liabilities under Environmental Laws.

The representations and warranties made in this Section 5.1(m) are the only representations and warranties of the Company with respect to environmental matters.

(n) Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects and (B) have fully and timely paid all Taxes that are required to be paid (whether or not shown on such Tax Returns), except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(ii) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes. There are no claims, deficiencies or assessments asserted in writing or, to the Knowledge of the Company, otherwise proposed, by any taxing authority concerning the Company or any of its Subsidiaries.

(iii) No written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns or pay Taxes that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction during the three year period ending on the date hereof.

(iv) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens. “Permitted Liens” means (A) Liens for Taxes not yet due and payable, or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising under applicable Law that are not overdue, or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (C) Liens affecting the interest of the grantor of any easements benefiting the Owned Real Property, (D) Liens of record attaching to real property, fixtures or leasehold improvements that, in each case, would not, individually or in the aggregate, reasonably be expected to materially interfere or impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (E) Liens specifically reflected in the Company Balance Sheet, (F) solely with respect to the Real Property, Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that do not, individually or in the aggregate, materially interfere with or materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted or the ordinary conduct of business at such Real Property, (G) zoning, building code, entitlements and restrictions arising from land use Laws, provided the same are in compliance with Section 5.1(j), (H) title of a Lessor (and related Liens on the fee interest) of any Leased Real Property and any terms explicitly set forth in any Real Property Leases provided to Parent prior to the date hereof, (I) any license, covenant or other right to or under Intellectual Property and (J) all other Liens that, in each case, do not, individually or in the aggregate, materially interfere or materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted.

(v) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or a “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(vi) Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(vii) Neither the Company nor any of its Subsidiaries has any liability under any Tax matters, Tax allocation, Tax sharing, Tax indemnification or similar contract or arrangement that obligates the Company or any of its Subsidiaries to make any payment computed by reference to the Taxes, Taxable income or Taxable losses of any other Person (other than any such contract or arrangement that is a commercial or employment agreement, no principal purpose of which relates to Taxes, or any such contract or arrangement exclusively between or among the Company and/or its Subsidiaries).

(viii) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method for a taxable period ending on or prior to the Closing Date or (B) the application of Section 965 of the Code (and no amounts will be required to be paid by the Company and its Subsidiaries pursuant to Section 965(h) of the Code).

(ix) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement no principal purpose of which relates to Taxes).

(x) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(xi) The Company and each of its Subsidiaries has collected all material sales and use, value added, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(xii) The Company and each of its Subsidiaries has withheld and paid over to the appropriate taxing authority all amounts required to be withheld by it in connection with amounts paid or owing to any employee, independent contractor or other third party.

As used in this Agreement, (A) the term “Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means any and all taxes of any nature or kind, including, without limitation, any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, value added, alternative or add-on minimum, occupancy and other taxes, duties or assessments in the nature of a tax, in each case that is imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (B) the term “Tax Return” means any and all returns and reports (including elections, declarations, disclosures, estimates and information returns and any schedules or attachments thereto) supplied or required to be supplied to a Tax authority relating to Taxes.

(o) Intellectual Property; Information Technology; Data Security.

(i) Section 5.1(o)(i) of the Company Disclosure Letter sets forth a complete list of all material registered and applied for Intellectual Property owned by the Company or any of its Subsidiaries (“Registered IP”), including, with respect to each item of Registered IP, the application serial number or registration number, as appropriate, and the record owner thereof. Except as would not be material to the Company and its Subsidiaries taken as a whole, all Registered IP owned by the Company or any of its Subsidiaries is subsisting in all respects, and, in the jurisdiction(s) where such Registered IP is issued or registered, is to the Knowledge of the Company, valid and enforceable.

(ii) Except as would not be material to the Company and its Subsidiaries taken as a whole, each of the Company and its Subsidiaries owns, or has sufficient rights to use, all Intellectual Property used in or necessary for its business as currently conducted (the “Company IP”), free and clear of all Liens, except for Permitted Liens.

(iii) To the Knowledge of the Company: (A) the Company and its Subsidiaries, and the Company Products have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person in any material respect and there are no pending claims (including any “cease and desist” letters and invitations to license), proceedings, administrative claims, litigation, suits, actions, notices or investigations alleging the same from any Person or Governmental Entity and (B) no Person is infringing, misappropriating or otherwise violating any Company IP owned by the Company or any of its Subsidiaries in any material respect. The term “Company Products” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of its Subsidiaries.

(iv) Except as would not be material to the Company and its Subsidiaries taken as a whole, the Information Technology of the Company and its Subsidiaries is adequate for the Company’s and its Subsidiaries’ business as currently conducted and such Information Technology has not suffered a malfunction or failure since the Applicable Date that has not been remedied or replaced in all material respects. To the Knowledge of the Company, the Information Systems are free of all viruses, worms, Trojan horses, bugs, errors, problems or other known contaminants, in each case, of a nature that would materially disrupt their operation or have a material adverse impact on their operation. To the Knowledge of the Company and except as would not reasonably be likely to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries have taken commercially reasonable efforts to protect the secrecy, confidentiality and value of the confidential and proprietary information, including any trade secrets, of the Company and its Subsidiaries, and (B) there has not been since the Applicable Date and there is no unauthorized use, disclosure or misappropriation by any Person of any such information.

(v) As used in this Agreement, (A) the term “Information Technology” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, (B) the term “Intellectual Property” means, collectively, all intellectual property and similar proprietary rights existing anywhere in the world associated with (I) patents, patent applications and statutory invention registrations, (II) trademarks, trade dress, trade names, logos, and service marks, including all registrations and applications therefor, and all related goodwill, (III) domain names, (IV) copyrights and copyrightable subject matter, including Software, and (V) trade secrets under applicable Law, and other confidential and proprietary information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by registered patents, and (C) the term “Software” means any and all (I) computer programs, including any and all software implementations of algorithms, program interfaces, models and methodologies, whether in source code or object code, (II) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (III) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (IV) all user documentation, including user manuals and training materials, relating to any of the foregoing.

(vi) Except as would not be material to the Company and its Subsidiaries taken as a whole, no Software owned by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company or any of its Subsidiaries or to any Company Products has been or is being distributed, in whole or in part, or was used, or is being used, in each case by the Company or one of its Subsidiaries, in conjunction with any Public Software in a manner which would require that, pursuant to the terms of the corresponding Public Software License, such software owned by the Company or one of its Subsidiaries (excluding the original Public Software) or modification thereto be disclosed or distributed in source code form, made available at no charge or otherwise licensed to third parties. The term “Public Software” means any software that is licensed or distributed under an open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or Affero General Public License (AGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License and (h) the Apache License.

(vii) Except as would not be material to the Company and its Subsidiaries taken as a whole, each employee and independent contractor of the Company and each of its Subsidiaries who is involved in the development of Intellectual Property of the Company or any of its Subsidiaries did so (i) within the scope of his or her employment or engagement such that, subject to and in accordance with applicable Law, all Intellectual Property rights arising therefrom became the property of the Company or such Subsidiary or (ii) pursuant to one or more written agreements with provisions relating to the protection of the Company’s or any of its Subsidiaries’ confidential information and assigning ownership to the Company or one of its Subsidiaries, as applicable, of all such Intellectual Property rights, except in each case where the failure to do so would not be material to the Company and its Subsidiaries (taken as a whole). No such employee or independent contractor has, to the Knowledge of the Company, asserted or threatened in writing a material claim against the Company or any of its Subsidiaries with respect to the ownership or assignment of any such Intellectual Property rights, and, to the Knowledge of the Company, no such employee or independent contractor has a valid claim against the Company or any of its Subsidiaries with respect to the ownership or assignment of any such Intellectual Property rights.

The representations and warranties made in this Section 5.1(o) are the only representations and warranties of the Company with respect to the subject matters set forth in this Section 5.1(o).

(p) HIPAA Compliance. Since the Applicable Date, the Company and its Subsidiaries have been in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as amended and any and all implementing rules and regulations of a Governmental Entity as of the date hereof (collectively, “HIPAA”) and all contractual commitments relating to privacy and security of Protected Health Information, as defined by HIPAA. The Company and its Subsidiaries have entered into appropriate contractual arrangements with their customers and subcontractors as required by HIPAA and have implemented appropriate policies and procedures to ensure compliance with HIPAA and the protection of Protected Health Information, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries conduct periodic security risk assessments as required under HIPAA and have implemented appropriate administrative, physical and technical safeguards to ensure compliance with HIPAA and the protection of Protected Health Information, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their subcontractors, has had any unauthorized use or disclosure of Protected Health Information that would constitute a “breach” (as defined in 45 C.F.R. § 164.402) that would require the Company to provide notice under 45 C.F.R. § 164.404. Neither the Company nor its Subsidiaries has received any written inquiry from the United States Department of Health and Human Services or any other Governmental Entity alleging that the Company or its Subsidiaries or any of their subcontractors are not in compliance with HIPAA where such inquiry is either pending or has resulted in a corrective action plan. To the Knowledge of the Company, the Company has not received written notice from a Governmental Entity that a pending complaint has been filed with the United States Department of Health and Human Services or any other Governmental Entity regarding compliance with HIPAA by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a Covered Entity, as defined by HIPAA.

(q) Insurance. Section 5.1(q) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all insurance policies, bonds and surety arrangements currently in effect which any of the Company or its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage (the “Insurance Policies”). The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of all material Insurance Policies, fidelity or surety bonds and all material self-insurance programs and arrangements relating to the business, assets, employees, officers or directors and operations of the Company and its Subsidiaries maintained by the Company and its Subsidiaries. The Insurance Policies held by the Company provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, and neither the Company nor of any of its Subsidiaries has taken any action or failed to take any action that, with notice or lapse of time, or both, would constitute a material breach or event of default or permit a termination of any of the Insurance Policies, with such exceptions that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(r) Brokers and Finders. No broker or finder, or investment banker is entitled to any brokerage fees, commissions, finders’ fees or any similar fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Lazard and Centerview as the Company’s financial advisors, the financial arrangements with which have been disclosed in writing to Parent on or prior to the date of this Agreement.

(s) Affiliate Transactions. Since January 1, 2018, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, between the Company or its Subsidiaries, on the one hand, and any director, officer or other Affiliate of the Company or any of its Subsidiaries, or any entity in which any such Person has a direct or indirect material interest, on the other hand (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business).

(t) Customer Contracts. Section 5.1(t) of the Company Disclosure Schedule sets forth a true, correct and complete list of the twenty (20) largest customers (each, a “Material Customer”) of the Company and its Subsidiaries, taken as a whole, based on amounts invoiced to such customers during the nine (9) months ended September 30, 2018 and during the twelve (12) months ended December 31, 2017, showing the aggregate amount invoiced to each such Material Customer during each such period. During the past twelve (12) months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any material dispute with any Material Customer. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any oral notice from any Material Customer expressly stating any intention or threat to terminate or reduce purchases from the Company or any of its Subsidiaries.

(u) Vendors. Section 5.1(u) of the Company Disclosure Letter sets forth a true, correct and complete list of the twenty (20) largest vendors (each, a “Material Vendor”) of the Company and its Subsidiaries, taken as a whole, based on amounts paid by the Company and its Subsidiaries through the Company’s accounts payable group to such vendor (excluding any offsets) during period commencing on January 1, 2018 and running through to October 25, 2018, and during the twelve (12) months ended December 31, 2017 and December 31, 2016, showing aggregate amount paid to each such

Material Vendor through the Company’s accounts payable group (excluding any offsets) during each such period. During the past twelve (12) months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any material dispute with any Material Vendor. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any oral notice from any Material Vendor expressly stating any intention or threat to terminate or reduce its provision of goods or services to the Company and its Subsidiaries.

(v) Real Property.

(i) Section 5.1(v)(i) of the Company Disclosure Letter sets forth a true and correct list of all real property owned in fee (or the equivalent interest in the applicable jurisdiction) by the Company or any of its Subsidiaries (the “Owned Real Property”). Other than as set forth on Section 5.1(v)(i) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns good and valid fee simple title (or the equivalent interest in the applicable jurisdiction) to the Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) Section 5.1(v)(ii) of the Company Disclosure Letter sets forth a true and correct list of all leases, subleases, licenses, occupancy and other similar agreements (including all amendments and modifications thereof) (each, a “Company Lease”, and collectively, the “Company Leases”) under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies in a like manner (in each case whether as landlord, tenant, sublandlord, subtenant or occupant), or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”; together with the Owned Real Property, collectively, the “Real Property”). Except as set forth on Section 5.1(v)(ii) of the Company Disclosure Letter, (i) the Company or its Subsidiary has a valid leasehold estate in all Leased Real Property free and clear of all Liens, in each case subject only to Permitted Liens and (ii) no default or breach by the Company or its Subsidiaries, nor any event that with notice or the passage of time would result in a default or breach by the Company or its Subsidiaries, has occurred under any Company Lease, nor does the Company have Knowledge of the existence of, any default or event or circumstance that, with notice or lapse of time, or both, would constitute a default by any other counterparty under any such Company Lease.

(iii) Other than pursuant to Company Leases, neither the Company nor any of its Subsidiaries has granted or entered into any pending option, right of first refusal or other contractual right or similar agreement to purchase, assign or dispose of the Real Property or to allow or grant to any third party the right to use or occupy the Real Property.

(w) Healthcare Compliance.

(i) Since the Applicable Date, (A) the Company and its Subsidiaries have been conducting their respective businesses in compliance with all applicable Healthcare Laws, except for such non-compliance as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole and (B) except for such Proceedings as would not reasonably be expected to be material to the Company and its

Subsidiaries, taken as a whole, there have been no Proceedings pending or threatened in writing against the Company or any of its Subsidiaries by any entity, or, to the Knowledge of the Company, any of its employees and none of the Company and its Subsidiaries is a subject of any investigation: (I) by or with any Governmental Entity relating to any material permit, certification of Electronic Health Records, or other approval by a Governmental Entity required, or alleged by such Governmental Entity to be required, under any Healthcare Laws for the operation of the Company and its Subsidiaries; or (II) otherwise relating in any respect to any Healthcare Laws. For purposes of this Agreement, “Healthcare Laws” means all Laws relating to healthcare operations, healthcare industry regulation, and payment for healthcare services, including without limitation, Federal Healthcare Program (for purposes of this agreement, “Federal Healthcare Program” shall by defined as it is in 42 U.S.C. § 1320a-7b(f)) conditions of participation, other legal requirements imposed by any Governmental Entity, and any judgment, decree, order, writ, or injunction of any Governmental Entity, concerning the licensure, certification, qualification, or operation of the current business of the Company or its Subsidiaries, including, without limitation, to the extent applicable: (A) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), or other federal and state health care programs, including requirements for contractors of entities participating in Medicare, Medicaid, or other federal and state health care programs; (B) Laws relating to the Office of the National Coordinator for Health Information Technology (ONC) Health IT Certification Program and the federal Electronic Health Records Meaningful Use Program; (C) Laws governing patient confidentiality and privacy; (D) Laws governing the corporate practice of medicine; (E) Laws governing participation in Federal Healthcare Programs by the current business of the Company and its Subsidiaries; and (F) Laws relating to kickbacks and self-referrals, including, without limitation, (I) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (II) the False Claims Act (31 U.S.C. §§ 3729 et seq.), (III) the Beneficiary Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), (IV) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), (V) the exclusion Laws (42 U.S.C. § 1320a-7), (VI) the civil monetary penalty Laws (42 U.S.C. § 1320a-7a), (VII) the Stark Law (42 U.S.C. § 1395nn), (VIII) the federal Sunshine Act (42 U.S.C. § 1320a-7h), (IX) any other Laws imposed or enforced by the U.S. Department of Health and Human Services, or (X) any related or analogous Laws imposed by any state.

(ii) The Company and its Subsidiaries (A) have not received any pending notice of denial of payment, recoupment, or overpayment, set-off, penalty or fine from any Federal Healthcare Program, or any other third-party payor, other than notices of a non-material nature received in the ordinary course of business, since the Applicable Date, or (B) do not have outstanding overpayments or refunds due to Federal Healthcare Programs or any other third-party in excess of $250,000 in the aggregate.

(iii) None of the Company or its Subsidiaries (A) is a party to a corporate integrity agreement or Certificate of Compliance Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services or similar government-mandated compliance program, (B) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Entity, or (C) has been served with or received any search warrants, subpoenas, or civil investigative demands of which the Company or any of its Subsidiaries is the subject of such search warrant, subpoena or civil investigative demand from any Governmental Entity since the Applicable Date.

(iv) To the Knowledge of the Company, since the Applicable Date, none of the Company, its Subsidiaries, nor any of their current or former agents or employees: (A) has been convicted of, charged with, or entered into any settlement or reformation agreement with any Governmental Entity to avoid conviction of, any violation of any Healthcare Laws, (B) is excluded, suspended, debarred, or proposed for debarment from participation, has received a written notice of their exclusion, suspension, or debarment from participation, has been threatened with exclusion, suspension, or debarment from participation, or is otherwise ineligible to participate in Federal Healthcare Programs, or (C) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Entity to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder.

(v) As required by applicable Healthcare Laws, the Company and its Subsidiaries have since the Applicable Date (A) verified that all employees and independent contractors providing clinical services, if any, have valid and current licenses, permits, and credentials, (B) conducted criminal background checks on all applicable employees and independent contractors, and (C) screened all officers, directors, employees and independent contractors using the HHS/OIG List of Excluded Individuals/Entities.

(x) Cybersecurity and Data Privacy.

(i) Since January 1, 2015, to the Knowledge of the Company and except as would not reasonably be likely to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have implemented commercially reasonable backup, data privacy, security and disaster recovery technology and procedures, (B) the Company and its Subsidiaries are in compliance with applicable Laws and Orders regarding the privacy and security of customer data, employee data and other Personal Data in their possession or under their control and are in compliance with their respective privacy policies, (C) neither the Company nor any of its Subsidiaries has received since the Applicable Date any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to such Personal Data.

(ii) To the Knowledge of the Company and except as would not reasonably be likely to have a Company Material Adverse Effect, the Company’s and its Subsidiaries’ data privacy, information security and cybersecurity practices comply with (A) the Company’s data privacy, information security and cybersecurity policies and notices; (B) contractual requirements relating to information security, cybersecurity or the protection of Personal Data to which the Company is subject; and (C) applicable Laws and Orders.

(iii) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have implemented and, since January 1, 2015, have maintained reasonable and appropriate organizational, physical, administrative, and technical measures reasonable in the industry in which the Company operates to protect Personal Data or Information Systems in their possession or under their control against unauthorized access, acquisition, alteration, modification, or use. Without limiting the generality of the foregoing, the Company and its Subsidiaries have implemented a comprehensive written information security program that is designed to (A) identify internal and external risks to the security of the Company’s information and Information Systems; (B) implement, monitor, and improve reasonable and appropriate safeguards to control those risks; and (C) comply with applicable Laws and Orders.

(iv) To the Knowledge of the Company, since January 1, 2015, there have been no material breaches or security incidents related to its Information Systems, or any material misuse of, unauthorized access to, or disclosure of, any Personal Data in the possession or control of, or collected, used or processed by or on behalf of, the Company or any of its Subsidiaries.

(v) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have since January 1, 2015, been in compliance with applicable Laws and Orders regarding email, telephone, text, direct-mail or other marketing practices, including but not limited to the Controlling the Assault of Non-Solicited Pornography and Marketing (“CAN-SPAM”) Act and the U.S. Telephone Consumer Protection Act (“TCPA”).

(vi) As used in this Agreement, (A) the term “Personal Data” means any information in any media that identifies, or could reasonably be used to identify, a particular individual and any other data or information that constitutes personal data or personal information under any applicable Laws or Orders or the Company’s or any of its Subsidiaries’ privacy policies, except for data that is regulated by HIPAA or similar healthcare-related Laws governing patient confidentiality and privacy, and (B) the term “Information System” means a discrete set of information resources organized for the collection, processing, maintenance, use, sharing, dissemination, or disposition of information.

(vii) This Section 5.1(x) constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 5.1(x).

(y) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither the Company nor any person on behalf of the Company is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Article V, the Company hereby disclaims all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Parent or any of Parent’s Affiliates or any Representatives of Parent or any of Parent’s Affiliates, including omissions therefrom. Without limiting the foregoing, the Company makes no representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Parent or any of its Affiliates or any Representatives of Parent of any of its Affiliates regarding the success, profitability or value of the Company.

5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and certificate of incorporation and bylaws of Merger Sub, in each case as amended to and in effect on the date of this Agreement.

As used in this Agreement, the term “Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, prevents, materially delays, materially impairs or has a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby (including obtaining the financing necessary to pay the Merger Consideration).

(b) Authorized Capital Stock. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other shares of capital stock or voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for equity securities or other voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and does not have, and prior to the Effective Time will not have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Corporate Authority; Approval. Each of Parent and Merger Sub have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and, subject to obtaining the approval contemplated by Section 6.16 of this Agreement in the case of Merger Sub, perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. No approval by the stockholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

(d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3 and (B) required under the HSR Act or any Foreign Competition Laws in connection with the Merger, the Exchange Act and the Securities Act, no filings, notices and/or reports are required to be made by Parent or Merger Sub or their Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent or Merger Sub or their Subsidiaries from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and/or the consummation by Parent of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or certificate of incorporation or bylaws of Merger Sub, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.2(d)(i) are made or obtained, under any Law, Order or License to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which Parent or any of its Subsidiaries is a party; except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(e) Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. “Knowledge of Parent” means the actual knowledge of the individuals identified on Section 5.2(g) of the Parent Disclosure Letter.

(f) Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Parent has engaged J.P. Morgan as the Parent’s financial advisor.

(g) Financial Ability.

(i) Parent has delivered to the Company true, correct and complete copies of executed commitment letters (including all related fee letters and side letters, including with respect to all related “flex” rights (as redacted to remove any fees, interest rates, “flex” terms and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the financing contemplated thereby), and all exhibits, schedules, annexes, supplements and term sheets forming part thereof) addressed to Parent, Merger Sub and VVC Holding Corp., and dated November 11, 2018 (as amended or modified only in accordance with Section 6.15, the “Debt Commitment Letters”) from the parties identified therein as Commitment Parties (collectively, the “Lenders”), pursuant to which the Lenders have committed to provide Parent, Merger Sub and VVC Holding Corp. with the debt financing described therein (the “Debt Financing”), which amount is (assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) greater than or equal to the full amount of the debt financing required to consummate the Merger on the terms contemplated by this Agreement and in each case to pay all related fees and expenses.

(ii) Parent has delivered to the Company a true and complete copy of an executed commitment letter addressed to Parent, Merger Sub and VVC Holding Corp. and dated November 11, 2018 (as amended or modified only in accordance with Section 6.15, the “Preferred Equity Commitment Letters”) from Ares Capital Management LLC, KKR Credit Advisors (US) LLC and JPMorgan Chase Funding Inc. (collectively, the “Preferred Equity Investors”), pursuant to which the Preferred Equity Investors have committed to provide Parent with the preferred equity financing described therein (the “Preferred Equity Financing”).

(iii) Parent has delivered to the Company true and complete copies of executed commitment letters addressed to Parent, Merger Sub and VVC Holding Corp. and dated November 11, 2018 and November 11, 2018, respectively (as amended or modified only in accordance with Section 6.15, the “Equity Commitment Letters” and, together with the Preferred Equity Commitment Letters and the Debt Commitment Letters, the “Commitment Letters”), from The Veritas Capital Fund VI, L.P., Elliott Associates, L.P. and Elliott International, L.P., respectively (collectively, the “Equity Investors”), pursuant to which the Equity Investors have committed to provide the cash and rollover equity financing described therein (the “Equity Financing” and, together with the Preferred Equity Financing and the Debt Financing, the “Financing”), which, when aggregated with the Preferred Equity Financing, such amount is greater than or equal to the full amount of the cash and rollover equity required to consummate the Merger on the terms contemplated by this Agreement and in each case to pay all related fees and expenses. The aggregate amount of the Financing is greater than or equal to the full amount of the cash required to consummate the Merger on the terms contemplated by this Agreement and in each case to pay all related fees and expenses.

(iv) As of the date of this Agreement the Equity Commitment Letters are legal, valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms, subject only to the Bankruptcy and Equity Exception. As of the date hereof, the Preferred Equity Commitment Letters and the Debt Commitment Letters are legal, valid and binding obligations of Parent and, to the Knowledge of Parent, the other parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms, subject only to the Bankruptcy and Equity Exception.

(v) There are no side letters or other contracts, agreements or understandings to which Parent or any of its Affiliates is a party relating to the Financing other than (A) as expressly set forth in the Commitment Letters and (B) customary engagement letter(s) or non-disclosure or non-reliance agreement(s) which do not impact the conditionality or aggregate amount of the Financing.

(vi) Each Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof and is entitled to enforce such agreement, and that Parent and the Equity Investors have waived any defenses to the enforceability of such third party beneficiary rights, in each case in accordance with its terms and subject to the limitations set forth herein and in Section 9.13 (Specific Performance).

(vii) As of the date of this Agreement except as expressly set forth in the Equity Commitment Letters, the Preferred Equity Commitment Letters and the Debt Commitment Letters, (A) there are no conditions precedent to the obligations of the Equity Investors to fund the Equity Financing, (B) there are no conditions precedent to the obligations of the Preferred Equity Investors to fund the Preferred Equity Financing, (C) there are no conditions precedent to the obligations of the Lenders to fund the Debt Financing and (D) there are no contingencies pursuant to any contract, agreement or other understanding relating to the Merger and the other transactions contemplated by this Agreement to which Parent or any of its Affiliates is a party that would permit any of the Equity Investors, the Preferred Equity Investors or the Lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing.

(viii) As of the date of this Agreement, (A) none of the Commitment Letters has been amended, restated or otherwise modified (and no such amendment, restatement or modification is contemplated as of the date of this Agreement by Parent or the Equity Investors or, to the Knowledge of Parent, any other party thereto) and (B) the respective commitments set forth in the Commitment Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect (and no such withdrawal, rescission, amendment, restatement or modification is contemplated as of the date of this Agreement by Parent or the Equity Investors or, to the Knowledge of Parent, any other party thereto). To the Knowledge of Parent, no event has occurred which would result in any breach by Parent of, or constitute a default by Parent under, any term or condition to closing of the Commitment Letters, or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions to Closing set forth in Sections 7.1 and 7.2). Parent has no reason to believe (assuming satisfaction of the conditions to Closing set forth in Sections 7.1 and 7.2) that (x) it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Commitment Letters and (y) any portion of the Financing required to consummate the Merger and the other transactions contemplated by this Agreement will not be made available to Parent on the Closing Date, including any reason to believe that any of the Equity Investors, Preferred Equity Investors or Lenders will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions. Parent has fully paid any and all commitment fees and other fees required by the Debt Commitment Letters to be paid as of the date of this Agreement, and will pay or cause to be paid in full any other commitment fees and other fees required to be paid thereunder as and when they become payable.

(ix) Assuming the Financing is funded in accordance with the conditions set forth in the Commitment Letters, Parent will have at the Closing (A) the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement (including all payments to be made by it in connection herewith) and (B) immediately available funds in connection with the Financing in an aggregate amount (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letters, and assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) that will enable Parent to (x) consummate the Merger and the other transactions contemplated hereby on the terms contemplated by this Agreement, including the payoff, satisfaction and discharge and/or defeasance by Parent of the Existing Credit Facilities, the release of any guarantees relating thereto and the release of any Liens or other security thereunder (the “Debt Payoff”) if so requested by Parent and (y) pay all related fees and expenses and undertake its other obligations at Closing upon the terms contemplated by this Agreement.

(h) Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company limited guarantees, dated as of the date of this Agreement (the “Limited Guarantees”) pursuant to which The Veritas Capital Fund VI, L.P., Elliott Associates, L.P. and Elliott International, L.P. (the “Guarantors”) have guaranteed the payment of (i) the Parent Termination Fee and the costs and expenses in connection with the enforcement thereof, in each case to the extent such amount is due and payable pursuant to Section 8.5 and (ii) the indemnification obligations of Parent to the extent due pursuant to Section 6.15(g). The

Limited Guarantees are in full force and effect and are each a valid and binding obligation of such Guarantor and enforceable against such Guarantor in accordance with its terms and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of a Guarantor under its respective Limited Guarantee.

(i) No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Section 5.2, none of the Parent, Merger Sub, any of their respective Affiliates or any other Person on behalf of the Parent, Merger Sub, or any of their respective Affiliates is making and has made, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither Parent nor Merger Sub nor any person on behalf of Parent and Merger Sub is making any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this Section 5.2, none of Parent, Merger Sub or any other Person will have or be subject to any liability or other obligation to the Company, any of its Representatives or any other Person resulting from the Company’s or any of its Representatives’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives.

(j) Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (ii) has had reasonable access to (A) the books and records of the Company and its Subsidiaries and (B) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Section 5.1 of this Agreement or in any certificate delivered in connection with this Agreement, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in Section 5.1 of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE VI

COVENANTS

6.1 Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by this Agreement or (3) otherwise expressly disclosed in Section 6.1(a) of the Company Disclosure Letter), the Company shall use its commercially reasonable efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice. Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, except as (A) required by applicable Law, (B) Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) expressly disclosed in Section 6.1(a) of the Company Disclosure Letter or (D) expressly provided for in this Agreement, the Company shall not and will not permit any of its Subsidiaries to:

(i) (A) amend, supplement or otherwise modify its certificate of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, delay or impair the Merger or the other transactions contemplated by this Agreement), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company), (D) enter into any agreement with respect to the voting of its capital stock or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (1) pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to, Company Options, Company Restricted Stock Units or Company Performance Stock Units in connection with any Taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable Company Stock Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate;

(iii) (A) materially increase the compensation or benefits payable to any current or former employee, director or other service provider of the Company or any of its Subsidiaries, (B) grant any extraordinary bonus to any employee or other service provider except to any individual who is not a director or executive officer of the Company or any of its Subsidiaries, (C) become a party to, establish, adopt, amend, commence participation in or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice; (D) hire any Person to be an employee of the Company or any of its Subsidiaries, other than employees below the level of Vice President in the ordinary course of business consistent with past practice whose employment may be terminated without the obligation to pay severance (other than any obligation to pay severance under any Company Plan in effect prior to this Agreement) or other liability; or (E) materially alter the terms of employment or terminate the employment of any employee at the level of Vice President or above, other than a termination for cause without the payment of severance benefits;

(iv) incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) in the ordinary course of business consistent with past practice, borrowings under the Company’s revolving credit facility as in effect as of the date hereof, (B) inter-company Indebtedness solely among the Company and its wholly owned Subsidiaries, (C)(i) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (ii) overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business or (D) hedging in compliance with the hedging strategy of the Company as of the date of this Agreement in the ordinary course of business consistent with past practice and not for speculative purposes; provided that the Company and its Subsidiaries shall use commercially reasonable efforts to mitigate any material increase in their respective aggregate exposure to currency risk;

(v) (A) make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice and which do not exceed one-hundred and twenty percent (120%) of the amounts reflected in the Company’s capital expenditure projections for 2018 and 2019, which have previously been made available to Parent or (B) amend, modify or supplement such capital expenditure projections;

(vi) other than in the ordinary course of business consistent with past practice, transfer, lease, license, sell, assign, mortgage, pledge, place a Lien (other than a Permitted Lien) upon or otherwise dispose of any properties or assets (including capital stock of any of its Subsidiaries but not including any Intellectual Property), (A) with a fair market value in excess of $5,000,000 individually or $10,000,000 in the aggregate (other than transactions among the Company and its wholly owned Subsidiaries), (B) in connection with any transaction between or among the Company and its wholly owned Subsidiaries or a Subsidiary and its wholly owned Subsidiaries, or (C) for the purpose of disposing of obsolete or worthless assets;

(vii) issue, deliver, sell, grant, transfer, encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any Shares issued pursuant to Company Options, Company Restricted Stock Units and Company Performance Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Company Stock Plans and (B) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company;

(viii) extend the Current Offering Period under the ESPP or commence any new Offering under the ESPP;

(ix) other than in the ordinary course of business consistent with past practice, spend or commit to spend in excess of $25,000,000 individually or $30,000,000 in the aggregate to acquire any business or to acquire assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall make any acquisition that would, or would reasonably be likely to prevent, delay or impair the Company’s ability to consummate the transactions contemplated by this Agreement;

(x) make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xi) other than in the ordinary course of business consistent with past practice, make or change any material Tax election, file any material amendment to a material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim a material Tax refund;

(xii) (A) enter into any new line of business, or (B) start to conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it is not conducted as of the date of this Agreement;

(xiii) make any loans, advances or capital contributions to, or investments in, any Person (other than (A) loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company or (B) any loans, advances or capital contributions less than $1,000,000 in the aggregate);

(xiv) other than in the ordinary course of business consistent with past practice or as otherwise required or permitted under this Agreement, (A) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract, waive, release or assign any material rights, claims or benefits under any Material Contract or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any Material Contract or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement; provided that for the avoidance of doubt, this Section 6.1(a)(xiv) shall not prohibit or restrict any Company Plans;

(xv) (A) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $1,000,000 individually or $5,000,000 in the aggregate; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries or (B) waive any material right with respect to any material claim held by the Company or any of its Subsidiaries;

(xvi) enter into any collective bargaining agreement or recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xvii) fail to maintain, cancel, terminate or allow to lapse without a commercially reasonable substitute therefor, any material License;

(xviii) terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the Insurance Policies, including allowing the policies to expire without renewing such policies or obtaining comparable replacement coverage, or prejudicing rights to insurance payments or coverage;

(xix) sell, assign, transfer or exclusively license any material Intellectual Property owned by the Company or any of its Subsidiaries, or permit the lapse of any right, title or interest to any such material Intellectual Property, including any material Registered IP, in each case, other than in the ordinary course of business; or

(xx) agree, resolve or commit to do any of the foregoing.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2, the Company shall not, and shall cause each of its Subsidiaries and the Company’s and its Subsidiaries’ Representatives (other than investment bankers, attorneys, accountants and other advisors), and use its reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors, not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing any non-public information) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) enter into, engage in, continue or participate in any discussions or negotiations with any Person (A) regarding any Acquisition Proposal or (B) that could reasonably be expected to lead to any Acquisition Proposal;

(iii) provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person, or afford access to the properties, books or records or employees of the Company or any of its Subsidiaries in connection with or that could reasonably be expected to lead to any Acquisition Proposal;

(iv) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any Alternative Acquisition Agreement; or

(v) agree, propose or resolve to take, or take, any of the actions prohibited by the foregoing clauses (i)-(iv).

The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately (1) cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal and cease providing any information to any such Person or its Representatives and (2) terminate all access granted to any such Person and its Representatives to any physical or electronic dataroom, in each case with respect to an Acquisition Proposal; provided that the foregoing shall not restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent necessary to comply with fiduciary duties under applicable Law.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Company Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of this Section 6.2, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided that such information has previously been made available to Parent or is provided to Parent promptly (and in any event within twenty-four (24) hours) following the time such information is made available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal) and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company’s board of directors determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with an independent financial advisor of nationally recognized reputation that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Notice. The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to an Acquisition Proposal or that would be reasonably likely to lead to an Acquisition Proposal are received by the Company, (ii) any non-public information is requested from the Company in connection with any Acquisition Proposal or that would be reasonably likely to lead to an Acquisition Proposal or (iii) any discussions or negotiation with respect to an Acquisition Proposal or that would be reasonably likely to lead to an Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(d) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction (or series of transactions) involving the Company or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of twenty percent (20%) or more of the outstanding Shares, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets of the Company and (ii) any acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty percent (20%) or more of the outstanding Shares, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets (measured by market value thereof) of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than twenty percent (20%) of the Shares, in each case, other than the transactions contemplated by this Agreement.

“Intervening Event” means a material effect that (i) was not known to, or reasonably foreseeable by, the board of directors of the Company prior to the execution of this Agreement, which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the board of directors of the Company prior to the receipt of the Company Requisite Vote and (ii) does not relate to an Acquisition Proposal; in each case other than (A) any Acquisition Proposal or other inquiry, offer or proposal that could lead to an Acquisition Proposal; (B) an effect resulting from a breach of this Agreement by the Company or any of its Subsidiaries; (C) changes in the price of the Shares, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition); or (D) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, however, the underlying reasons for such events may constitute an Intervening Event unless excluded by any other exclusion in this definition).

“Representatives” means, with respect to any Person, such Person’s directors, officers and employees, investment bankers, attorneys, accountants and other advisors.

“Superior Proposal” means any bona fide written offer made by a third party (not made as a result of a breach of Section 6.2 (other than any breach that is both immaterial and unintentional)) after the date of this Agreement that, if consummated, would result in such third party (or its stockholders) owning, directly or indirectly, a majority of the outstanding Shares (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets of the Company and its Subsidiaries, taken as a whole, which the Company’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) to be (i) more favorable to the holders of Shares from a financial point of view than the Merger (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and this Agreement (including, if applicable at the time of such determination, any changes to the financial terms of this Agreement then proposed by Parent in response to such offer or otherwise)) and (ii) reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as provided in Section 6.2(f) and Section 6.2(g), the Company’s board of directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal, (ii) approve or recommend, or publicly propose to enter into an Alternative Acquisition Agreement, (iii) fail to include the Company Recommendation in the Proxy Statement, (iv) fail to reaffirm the Company Recommendation within five (5) Business Days receipt of a written request from the Parent to do so, (v) after receipt of any Acquisition Proposal, fail to recommend against any Acquisition Proposal within five (5) Business Days of receipt of a written request from Parent to do so, (vi) fail to recommend against any Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (vii) approve, adopt, declare advisable or recommend, or publicly propose to approve, adopt, declare advisable or recommend, any Acquisition Proposal (any of the actions described in clause (i) through clause (vii) of this Section 6.2(e), a “Change in Recommendation”) or (viii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(f) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 6.2(e), following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of this Section 6.2 (other than any breach that is both immaterial and unintentional) and that the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.2(f)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional two (2) Business Day period) and (3) that, subject to clause (ii) below, the Company’s board of directors has determined to make a Change in Recommendation or to terminate this Agreement in accordance with Section 8.3(b) in order to enter into the Alternative Acquisition Agreement, as applicable and (B) prior to making such a Change in Recommendation or terminating this Agreement in accordance with Section 8.3(b), as applicable, (x) used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period, which may be on a non-exclusive basis, to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal and (y) in determining whether to make a Change in Recommendation or to effect a termination in accordance with Section 8.3(b), the board of directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii) the Company’s board of directors shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Change in Recommendation or to so terminate this Agreement in accordance with Section 8.3(b), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Change in Recommendation. Notwithstanding anything to the contrary set forth in Section 6.2(e), upon the occurrence of any Intervening Event, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Change in Recommendation and (2) state expressly that, subject to clause (ii) below, the Company’s board of directors has determined to make a Change in Recommendation and (B) prior to making such a Change in Recommendation, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such three-Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company’s board of directors to make a Change in Recommendation in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Company’s board of directors shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make a Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided that this Section 6.2(h) shall not be deemed to permit the Company or the Company’s board of directors to make a Change in Recommendation except in accordance with Section 6.2(g).

6.3 Information Supplied. (a) As promptly as reasonably practicable, the Company shall prepare and file (and the Company shall use reasonable efforts to file within fifteen (15) Business Days of the date of this Agreement) with the SEC a proxy statement on Schedule 14A (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) in preliminary form relating to the Company Stockholders Meeting. The Company and Parent shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to any comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) No filing of, or amendment, response or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon (other than any filing, amendment or supplement in connection with a Change in Recommendation). The Company shall promptly provide Parent with copies of all such filings, amendments or supplements to the extent not readily publicly available. Parent shall (i) furnish all information required by the Exchange Act concerning it and its Affiliates to the Company, (ii) provide such other assistance as may be reasonably requested by the Company in connection with the preparation of information to be included therein and (iii) otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments received from the SEC. If at any time prior to the receipt of the Company Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement such that the Proxy Statement would not (A) include any misstatement of a material fact or (B) omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (x) the party that makes such discovery shall promptly notify the other party and (y) the Company shall prepare (with Parent’s reasonable assistance) and file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the

SEC or the staff of the SEC (the “Staff”) and of any request by the SEC or the Staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the Staff, on the other hand, with respect to the Proxy Statement or the Merger. No response to any comments from the SEC or the Staff relating to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, unless made pursuant to a telephone call initiated by the SEC. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

6.4 Company Stockholders Meeting.

(a) The Company will, as promptly as reasonably practicable in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”). Subject to the provisions of Section 6.2, the Company’s board of directors shall (i) include the Company Recommendation in the Proxy Statement, (ii) recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and (iii) use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (A) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present or (B) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting. In addition, notwithstanding the first sentence of this Section 6.4(a), the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated in a manner suitable under applicable Law and reviewed by stockholders of the Company prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. Notwithstanding the foregoing, in no event will the record date of the Company Stockholders Meeting be changed without the Parent’s prior written consent, unless required by applicable Law.

(b) Notwithstanding any Change in Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Company Stockholders Meeting.

6.5 Filings; Other Actions; Notification and Cooperation.

(a) The Company and Parent shall, subject to Section 6.2, cooperate with each other and use, and shall cause their respective Subsidiaries and Affiliates to use, their respective reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Laws and Orders to consummate and make effective the Merger and the other transactions contemplated by this Agreement as expeditiously as possible, and in no event later than the Termination Date including (i) preparing and filing (x) within ten (10) Business Days after the date of this Agreement, the notifications, filings and other information required to be filed under the HSR Act, and (y) as promptly as practicable and advisable in the case of all other filings required under any Foreign Competition Laws with respect to the transactions contemplated hereby) and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) satisfying the conditions to consummating the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (iv) obtaining (and cooperating with each other in obtaining) any material consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger and (v) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) Subject to Section 6.5(c), in the event that the parties receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws including a Request for Additional Information (a “Second Request”), unless otherwise agreed to by the Company, the parties will use their reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable and advisable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process. None of the parties, including their respective Subsidiaries and Affiliates, shall knowingly take, cause or permit to be taken, or omit to take, any action which such party reasonably expects is likely to materially delay or prevent consummation of the contemplated transactions, unless otherwise agreed to by the parties. None of the parties, without the other parties’ prior written consent, shall (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any Antitrust Laws, or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to consummate the Merger or the transactions contemplated by this Agreement (or that would otherwise prevent or prohibit the parties from consummating the Merger or the transactions contemplated by this Agreement). As used in this Agreement, the term “Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition, including but not limited to the Foreign Competition Laws.

(c) Parent and the Company shall cooperate with respect to the Antitrust Laws and the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger prior to the Termination Date. No party hereto or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws with any Governmental Entity in respect of such filings, investigation, or other inquiry without first giving the other party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (i) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 6.5, (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry and (iv) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Merger, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. In exercising the foregoing cooperation rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 6.5 may be reasonably redacted as necessary to address reasonable privilege concerns or to comply with applicable Law.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, each of the parties, including their respective Subsidiaries and Affiliates, hereto shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby. For the purposes of this Section 6.5(d), “best efforts” shall include taking any and all actions (such actions, the “Regulatory Actions”) necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger as expeditiously as possible, and in no event later than the Termination Date, including (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or any of Parent’s or its Subsidiaries’ or Affiliates’ other businesses, assets, products or equity interests now owned or hereafter acquired by Parent or its Subsidiaries or Affiliates, (ii) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries or Affiliates and (iii) otherwise taking or committing to any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent or the Company (including any of their respective Subsidiaries or Affiliates); provided that such Regulatory Actions are conditioned upon and become effective only from and after the Effective Time.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(f) Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(g) Status. The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, other than immaterial communications.

6.6 Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause its Subsidiaries and its and their Representatives to, afford Parent and its Representatives, and the Lenders and their Representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to the Company’s and its Subsidiaries’ employees, customers, suppliers, properties, assets, commitments, Tax Returns, books, records and Contracts and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to such Representatives of Parent all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by such Representatives of Parent; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further that the foregoing shall not require either the Company or Parent to permit any invasive environmental sampling or any inspection or to disclose any information pursuant to this Section 6.6, to the extent that in the reasonable good faith judgment of the Company’s outside legal counsel: (i) any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a third party or (iii) legal counsel disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (i) through (iii) of this Section 6.6(a), the Company shall use its reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction (solely to the extent necessary, as reasonably determined by the Company’s outside legal counsel) or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 6.6 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other party. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer. Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and shall be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement. To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Prior to the Effective Time, the Company and Parent shall reasonably cooperate in identifying any actions or practices of the Company or any of its Subsidiaries that could require remediation under applicable Law and, to the extent identified, shall cooperate in taking commercially reasonable actions or practices and other customary actions to reduce the risks related to such actions where the failure to remediate would reasonably be likely to result in substantial fines or penalties.

(b) Each of the Company and Parent shall, after becoming aware, give prompt written notice to one another of (i) any change, effect, circumstance or development that would reasonably be likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), (ii) any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Merger (as applicable), (iii) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger or from any Person alleging that the consent of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement. No notification under this Section 6.6 shall affect the representations or warranties of the notifying party or the conditions to the obligations of the parties under this Agreement or limit or otherwise affect the remedies available hereunder.

6.7 Stock Exchange De-listing and De-registration. The Company shall take all commercially reasonable actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on the NASDAQ to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.8 Publicity. The Company and Parent shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NASDAQ, (ii) any consultation that is not practicable as a result of requirements of applicable Law, or (iii) with respect to any Change in Recommendation expressly permitted by Section 6.2 or Parent’s response thereto.

6.9 Employee Benefits.

(a) Parent agrees that each employee of the Company or its Subsidiaries who continues to remain employed with the Company or its Subsidiaries (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on December 31, 2019 or, if earlier, termination of employment (the “Continuation Period”), be provided with (i) a base salary or base wage and target annual cash incentive opportunity that is no less favorable than the base salary or base wage and target annual cash incentive opportunity in each case provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) employee benefits (other than incentive compensation (other than as described above) and equity-compensation) that are substantially comparable in the aggregate to those provided to similarly situated employees of the Parent. Additionally, Parent agrees that each Continuing Employee shall, during the period commencing at the Effective Time and ending on December 31, 2019, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time. Parent shall or shall cause the Surviving Corporation to honor and assume all obligations under employment agreements and severance plans listed on Section 6.9(a) of the Company Disclosure Letter with their terms as in effect immediately prior to the Effective Time.

(b) Parent shall or shall cause the Surviving Corporation to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Continuing Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Continuing Employee prior to the Effective Time. With respect to the plan year during which the Effective Time occurs, Parent shall use commercially reasonable efforts to provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Continuing Employee is eligible to participate following the Closing Date.

(c) From and after the Closing Date, Parent shall or shall cause the Surviving Corporation to, provide credit (without duplication) to Continuing Employees for their service recognized by the Company and its Subsidiaries as of the Effective Time for purposes of eligibility and vesting under the compensation and benefit plans, programs and arrangements of the Parent and the Surviving Corporation, including for purposes of accrual of vacation, paid time off and severance entitlements to the same extent as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(d) Prior to making any written or material prepared oral communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, (i) the Company shall provide Parent with a copy of the intended communication, (ii) Parent shall have a reasonable period of time to review and comment on the communication and (iii) the Company shall consider, in good faith, modifying any such communications to incorporate Parent’s comments.

(e) The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and neither any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 9.8), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Surviving Corporation or any of their Affiliates, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.9, (iv) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.10 Expenses. Except as otherwise provided in Sections 6.15 and 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. For the avoidance of doubt, expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be borne by the Company.

6.11 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective

Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the State of Delaware, any applicable indemnification agreement to which such Person is a party, the Company Certificate of Incorporation or Company Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Parent shall ensure that the organizational documents of the Surviving Corporation shall, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Certificate of Incorporation and Company Bylaws. Any right of indemnification of an Indemnified Party pursuant to this Section 6.11 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however that in no event shall the Company be required to expend for such policies an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by the Company for such insurance. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Surviving Corporation be required to expend for such policies, an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and, provided, further that if the premium for such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.11 shall be in addition to any rights such individual may have under the Laws of the State of Delaware, any applicable indemnification agreement to which such Person is a party, the Company Certificate of Incorporation or the Company Bylaws.

(e) Neither of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

6.12 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.14 Section 16(b). Prior to the Effective Time, the Company shall (and shall be permitted to) take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

6.15 Financing.

(a) During the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), subject to the limitations set forth below, and unless otherwise agreed by Parent, the Company and its Subsidiaries will use reasonable best efforts to cooperate with Parent as reasonably requested by Parent and as is customary for financings of the type contemplated by the Preferred Equity Commitment Letter and the Debt Commitment Letter, and at Parent’s sole expense (other than with respect to the preparation or obtaining and delivery of the Required Information), in connection with Parent’s arranging and obtaining the Preferred Equity Financing and the Debt Financing (including, without limitation, to the extent reasonably requested and customary for financings of the type contemplated by the Preferred Equity Commitment Letter or the Debt Commitment Letter, cooperation of the type more fully described below); provided, however, that such cooperation does not: (i) require (other than to the extent contemplated by clause (v) below) the entry by the Company or any of its Subsidiaries into any agreement or commitment that would be effective prior to the Effective Time and that is not contingent on the occurrence of the Effective Time, (ii) unduly interfere with the normal operations of the Company and its Subsidiaries, (iii) include any actions that the Company reasonably believes would (A) result in a violation of any Contract (including the Contracts listed on Section 6.15 of the Company Disclosure Letter) (the “Existing Credit Facilities”) or confidentiality agreement or any Law, or the loss of any legal or other privilege, (B) conflict with or violate the Company’s organizational documents or (C) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Article VII to fail to be satisfied, (iv) involve consenting to the pre filing of UCC-1s or any other grant of Liens or other encumbrances prior to the Closing, (v) except for the delivery of customary Authorization and Representation Letters as expressly provided below, require the giving of representations or warranties to any third parties, or require the indemnification of any third parties, (vi) require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which the Company has not received prior reimbursement or is not otherwise indemnified by Parent, (vii) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, including that none of the board of directors or similar managers of the Company or any of its Subsidiaries shall be required to enter into any resolutions or take any similar action approving the Financing that take effect prior to the Closing (and no such director or similar manager that is not continuing in such role following the Closing shall be required to enter into any such resolutions or take any such similar actions) or (viii) require the delivery of any projections or pro forma financial information or delivery of any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date hereof. Subject to the foregoing limitations, such cooperation will include using its commercially reasonable efforts (A) to promptly furnish Parent with audited financial statements of the Company for the fiscal years ended December 31, 2017, December 31, 2016, December 31, 2015 and subsequent fiscal years ended at least ninety (90) days before the date of Closing and quarterly unaudited financial statements of the Company for each subsequent fiscal quarter other than the fourth quarter ended at least forty-five (45) days before the date of the Closing, in each case, with comparative financial information for the equivalent period of the prior year (it being acknowledged that Parent has received audited financial statements of the Company for the fiscal years ended December 31, 2017, December 31,

2016 and December 31, 2015 and unaudited financial statements of the Company for the quarters ended March 31, 2018 and June 30, 2018) (the “Required Information”), (B) to make senior management and other appropriate officers available for participation in a reasonable number of meetings, road shows, conference calls and rating agency presentations, (C) to assist in the preparation of a customary bank information memorandum, offering memoranda, rating agency presentations, marketing materials and similar marketing documents, including participation in a reasonable number of drafting sessions, and to execute customary authorization and management representation letters that include a customary “10b-5” representation (“Authorization and Representation Letters”) in connection therewith, (D) to facilitate customary cooperation and assistance of the Company’s independent auditor in connection with the Debt Financing, (E) to assist Parent in its preparation of customary pro forma financial statements (it being understood that Parent shall be responsible for the preparation of pro forma financial statements or any other information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Financing), (F) to take such actions as may be reasonably requested by Parent that are necessary to facilitate the Debt Payoff, the release of any guarantees relating thereto and the release any Liens or other security thereunder, (G) to assist in the preparation of and, in the case of the Company and its Subsidiaries, to execute and deliver, definitive financing documents that shall become effective solely on the Effective Time, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing and including providing information requested by Parent as is reasonably necessary for the completion of any schedules thereto, and (H) to provide any information requested by Parent at least ten (10) Business Days prior to the Effective Time that is required in connection with the Debt Financing as required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001 and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), as set forth in the Debt Commitment Letter, as in effect on the date hereof. Parent and Merger Sub agree that the effectiveness of any documents executed by or on behalf of the Company in connection with the Debt Financing shall be subject to, and shall not be effective until, the consummation of the Closing. All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries or Affiliates obtained by Parent pursuant to this Section 6.15(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(b) During the Pre-Closing Period, unless contemplated hereby, Parent shall not permit any assignment of any Commitment Letter, or any amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter, and shall cause Merger Sub and VVC Holding Corp. not to permit any assignment of any Commitment Letter, or any amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter, in each case without obtaining the Company’s prior written consent; provided that Parent and Merger Sub may, without the Company’s prior written consent, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Preferred Equity Commitment Letter or the Debt Commitment Letter that would not, and would not reasonably be expected to, reduce the amount of the Debt Financing contemplated by the Debt Commitment Letter or the Preferred Equity Financing contemplated by the Preferred Equity Commitment Letter, or prevent or materially delay the consummation of the Merger or the Debt Financing contemplated by the Debt Commitment Letter or the Preferred Equity Financing contemplated by the Preferred Equity Commitment Letter; or (ii) amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof so long as any such addition would not reasonably be expected to prevent, delay or impede the consummation of the Merger or the Debt Financing contemplated by the Debt Commitment Letter, but only, with respect to clauses (i) and (ii), to the extent doing so would not impose new or additional conditions or expand any existing condition to the receipt and availability of the Debt Financing or the Preferred Equity Financing. In addition to the foregoing, neither Parent nor Merger Sub release or consent to the termination of any Debt Commitment Letter or any Preferred Equity Commitment Letter or of any Preferred Equity Investor or Lender in accordance with the terms of any Debt Commitment Letter or Preferred Equity Commitment Letter, and Parent and Merger Sub shall cause VVC Holding Corp. not to release or consent to the termination of any Debt Commitment Letter or any Preferred Equity Commitment Letter or of any Preferred Equity Investor or Lender in accordance with the terms of any Debt Commitment Letter or Preferred Equity Commitment Letter, prior to the first to occur of the Closing and the expiration of such Debt Commitment Letter or Preferred Equity Commitment Letter in accordance with its terms, except (i) for replacements of any Debt Commitment Letter or Preferred Equity Commitment Letter with Alternative Financing in accordance with Section 6.15(e) or (ii) with the Company’s prior written consent.

(c) Parent shall take all actions and do all things necessary, proper or advisable to obtain the Equity Financing, and shall cause VVC-WFM Holdings LLC to take all actions and do all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letters, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent, if any, set forth in the Equity Commitment Letters, (iii) complying with its obligations under the Equity Commitment Letters, (iv) satisfying on a timely basis all conditions applicable to Parent or Merger Sub in the Equity Commitment Letters that are within its control, (v) enforcing its rights under the Equity Commitment Letters and (vi) consummating the Equity Financing at or prior to the Closing, including by causing the Equity Investors to fund the Equity Financing at the Closing.

(d) Parent and Merger Sub shall use their respective reasonable best efforts to obtain the Preferred Equity Financing contemplated by the Preferred Equity Commitment Letters and the Debt Financing contemplated by the Debt Commitment Letters, and shall cause VVC Holding Corp. to use its reasonable best efforts to obtain, the Preferred Equity Financing contemplated by the Preferred Equity Commitment Letters and the Debt Financing contemplated by the Debt Commitment Letters, on or prior to the Closing Date on the terms and conditions described in each Preferred Equity Commitment Letter and Debt Commitment Letter (including the “flex” provisions in the applicable fee letter), including using its reasonable best efforts to (i) maintain in effect each Preferred Equity Commitment Letter and Debt Commitment Letter, (ii) comply with its obligations under each Preferred Equity Commitment Letter and Debt Commitment Letter that are a condition to the availability of the Preferred Equity Financing and Debt Financing or with respect to which the failure to comply would reasonably be expected to prevent, delay or impede the Preferred Equity Financing or the Debt Financing, (iii) as promptly as practicable negotiate, execute and deliver definitive agreements with respect to each Preferred Equity Commitment Letter and Debt Commitment Letter on the terms and conditions contained therein (giving effect to any “flex” provisions in the fee letter), (iv) satisfy (or obtain a waiver) on a timely basis all conditions and obligations applicable to Parent, Merger Sub or VVC Holding Corp. in each

Preferred Equity Commitment Letter and Debt Commitment Letter and such definitive agreements that are within its control, (v) enforce its rights under each Preferred Equity Commitment Letter and Debt Commitment Letter and such definitive agreements and (vi) consummate the Preferred Equity Financing and the Debt Financing at the Closing. When used herein, “Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein, or Alternative Financing, in connection with the transactions contemplated hereby, including the parties to any Debt Commitment Letter or Alternative Financing Commitment, or any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto. When used herein, “Preferred Equity Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Preferred Equity Commitment Letter or in connection with all or any part of the Preferred Equity Financing described therein, or Alternative Financing, in connection with the transactions contemplated hereby, including the parties to any Preferred Equity Commitment Letter or Alternative Financing Commitment, or any joinder agreements entered pursuant thereto or relating thereto.

(e) If any portion of the Preferred Equity Financing or Debt Financing becomes unavailable on the terms (including any “flex” rights) and conditions contemplated in the Preferred Equity Commitment Letters or the Debt Commitment Letters, Parent and Merger Sub shall use their respective reasonable best efforts to obtain, and shall cause VVC Holding Corp. to use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such portion from the same or alternative sources (the “Alternative Financing”) (x) not imposing any new or additional condition or otherwise expanding any condition and other terms as compared to the conditions and other terms in the Preferred Commitment Letters or the Debt Commitment Letters that would reasonably be expected to prevent, delay or impede the consummation of the Merger, the Preferred Equity Financing or the Debt Financing at Closing and (y) in an amount that is sufficient, when added to any portion of the Preferred Equity and Debt Financing that is available and the Equity Financing, to pay in cash all amounts required to be paid by Parent, Merger Sub or VVC Holding Corp. in connection with the Merger (the “Alternative Financing Commitments”). Parent shall promptly provide the Company with true, correct and complete copies of any new Preferred Equity Commitment Letter, any new Debt Commitment Letters and any fee letter (as redacted to remove any fees, interest rates, “flex” terms and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the financing contemplated thereby) in connection therewith. If any new Preferred Equity Commitment Letters or any new Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Commitment Letters”, “Preferred Equity Commitment Letters or “Debt Commitment Letters” shall be deemed to include such new Preferred Equity Commitment Letters or Debt Commitment Letters (together with any accompanying fee letter), (B) any reference in this Agreement to the “Financing”, “Preferred Equity Financing” or the “Debt Financing” shall mean the preferred equity financing contemplated by the Preferred Equity Commitment Letters or debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing, (C) any reference in this Agreement to the “Preferred Equity Investors” or “Preferred Equity Financing Sources” shall be deemed to include the equity financing parties to such new Preferred Equity Commitment Letters to the extent still then in effect and (D) any reference in this Agreement to the “Lenders” or “Debt Financing Sources” shall be deemed to include the lender parties to such new Debt Commitment Letters to the extent still then in effect.

(f) Parent and Merger Sub shall (i) keep the Company informed on a reasonably current basis in reasonable detail of all material activity concerning the Financing (including the status of its efforts to obtain the Financing or any alternative financing pursuant to Section 6.15(e)) and (ii) promptly provide the Company with copies of all executed amendments, modifications or replacements of any Preferred Equity Commitment Letter or Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein), and such other information available to Parent, Merger Sub and VVC Holding Corp. as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, Parent and Merger Sub shall promptly notify the Company (A) of the receipt by Parent, Merger Sub or VVC Holding Corp. of any written notice or communication from any Equity Investor, Preferred Equity Investor or Lender with respect to any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation or threatened termination or repudiation, in each case by any party to a Commitment Letter or any definitive agreements related to the Financing of any provisions of any Commitment Letter or such definitive agreements, and (C) if for any reason Parent, Merger Sub or VVC Holding Corp. at any time believes it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any of the Commitment Letters or any definitive agreements related to any of the Financing.

(g) Parent and Merger Sub shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 6.15 (other than arising from fraud, intentional misrepresentation or Willful Breach of this Agreement on the part of the Company or its Subsidiaries), whether or not the Merger is consummated or this Agreement is terminated.

6.16 Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DCGL, by written consent.

6.17 Stockholder Litigation. Each party shall as promptly as practicable notify the other parties hereto in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or Proceedings as may be reasonably requested). The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation or Proceedings against the Company and/or its officers or directors in accordance with the terms of a mutually agreed upon joint defense agreement and shall give due consideration to Parent’s advice with respect to such litigation or Proceedings; provided, however, that the Company shall not settle or offer to settle any such stockholder litigation or Proceeding without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall give the Company the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation or Proceedings against Parent and/or its officers or directors, in each case relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement.

6.18 Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation by the Company, effective as of the Effective Time, of all directors of the Company and its Subsidiaries designated by Parent in writing to the Company not less than three (3) Business Days prior to the Closing, if any.

6.19 Certain Real Property Matters. Upon request by Parent, the Company shall use commercially reasonable efforts to assist Parent to obtain new owner’s title insurance policies issued by a nationally recognized title insurer insuring the Company or the applicable Subsidiary, as to any Owned Real Property, provided that the Company shall have no obligation to execute any documentation in connection therewith, other than execution by the Company or a Subsidiary of a customary title affidavit or similar document, in a form acceptable to the Company. Nothing in this Section 6.19 shall be deemed to require any cooperation which would result in the occurrence of any event described in subsections 6.15(a)(i)-(viii), could subject any trustee, director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, or the Company or Subsidiaries to make any payment or clear any Permitted Liens prior to Closing.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company Certificate of Incorporation and the Company Bylaws.

(b) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Law; Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, adopted or entered any Law or Order (whether temporary, preliminary or permanent) that prevents, makes illegal, restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated hereby.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first six sentences of Section 5.1(b)(i), the first sentence of Section 5.1(b)(ii) and the fourth sentence of Section 5.1(b)(ii) (Capital Structure) (in the case of the fourth sentence, only as it relates to the Company) and the first sentence of Section 5.1(c) (Corporate Authority and Approval; Financial Advisor Opinions) shall be true and correct, subject only to de minimis inaccuracies at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in (x) the first sentence of Section 5.1(f) (Absence of Certain Changes) shall be true and correct in all respects and (y) the second and third sentences of Section 5.1(c) (Corporate Authority and Approval; Financial Advisor Opinions) shall be true and correct in all material respects, in each case, at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the other representations and warranties of the Company set forth in Section 5.1 shall be true and correct at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(iii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date), except where the failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to have, a Parent Material Adverse Effect and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

7.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Merger shall not have been consummated by May 10, 2019 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a);

(b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken; or

(c) any Law or Order restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a);

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Merger to be consummated.

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company if:

(a) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from the Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(b) at any time prior to the Company Requisite Vote being obtained, (i) if the board of directors of the Company authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 6.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of this Agreement, (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 6.2 enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5(b); or

(c) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), if (i) the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at Closing; provided that those conditions would have been satisfied if the Closing were to occur on such date), (ii) the Company has confirmed by irrevocable written notice to Parent that the date the Closing should have occurred pursuant to Section 1.2 has occurred and that the Company is ready, willing and able to consummate the Merger on the date of such written notice and throughout the immediately subsequent three (3) Business Day period and (iii) Parent fails to consummate the Merger within three (3) Business Days following receipt of such written notice.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) the board of directors of the Company shall have made a Change in Recommendation; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5 and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided, however, that no such termination shall relieve (x) the applicable party hereto from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 8.5(b) or Section 8.5(c) or the Parent Termination Fee pursuant to Section 8.5(d) or (y) the Company for any liability for damages resulting from the Willful Breach by the Company prior to such termination by any party hereto. As used in this Agreement, “Willful Breach” means either (i) a breach by a party of any of its obligations under this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the intent of causing a breach of this Agreement or (ii) subject to the satisfaction or waiver (by the party for whom such condition may be waived) of the conditions to Closing set forth in Article VII (other than those conditions that by their terms are to be satisfied at Closing, provided that those conditions would have been satisfied if the Closing were to occur on such date), the willful or intentional failure of the breaching party to promptly consummate the Merger in accordance with Section 1.2 and the other transactions contemplated to be consummated at the Closing in accordance with the terms and conditions of this Agreement.

(b) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(a) (Change in Recommendation) or (ii) by the Company pursuant to Section 8.3(b) (Termination for Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Parent a fee equal to $142,105,000 (the “Company Termination Fee”).

(c) If (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) or Section 8.2(b) (Shareholder Vote) or (B) by Parent pursuant to Section 8.4(b) (Company Breach), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s shareholders generally and, in each case not withdrawn (a “Company Acquisition Proposal”) and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this Section 8.5(c), the Company enters into a definitive agreement with respect to any Company Acquisition Proposal (regardless of when made or the counterparty thereto), then the Company shall pay the Company Termination Fee to Parent upon the date on which such Company Acquisition Proposal is consummated (regardless of the date of such consummation); provided that solely for purposes of this Section 8.5(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(d), except that the references to “twenty percent (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d) In the event of termination by (x) the Company pursuant to Section 8.3(a) (Parent Breach) or Section 8.3(c) (Failure to Close), or (y) the Company or Parent pursuant to Section 8.2(a) (Termination Date) and at the time of such termination the Company could have terminated this Agreement pursuant to Section 8.3(a) (Parent Breach) or Section 8.3(c) (Failure to Close), then, in either case, Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds an amount equal to $312,635,000 (the “Parent Termination Fee”).

(e) The parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required pursuant to this Section 8.5, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(f) Each party acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; and accordingly, if the Company or Parent fails to pay promptly any amount that may become due pursuant to Section 8.5(b), or Section 8.5(c) or Section 8.5(d) (any such amount due, a “Payment”), and, in order to obtain such Payment, Parent or the Company commences a suit which results in a judgment against the Company or Parent, respectively, for the applicable Payment, or any portion thereof, the party with such judgment against them shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate published in the Wall Street Journal, Eastern Edition, in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(g) Notwithstanding anything to the contrary in this Agreement, but subject to the provisos in Section 8.5(a) and Section 9.13, in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee, except in the case of Willful Breach by the Company, the payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.5(f) shall be deemed to be liquidated damages (and not a penalty) and shall be the sole and exclusive monetary remedy of Parent Related Parties against the Company, its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Company remains obligated to pay to Parent and Merger Sub any amount due and payable pursuant to Section 8.5(f)), whether in equity or at law, in contract, in tort or otherwise. For the avoidance of doubt, while

Parent and Merger Sub may pursue both a grant of specific performance and the payment of the Company Termination Fee (in each case in accordance with the terms of this Agreement), under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee.

(h) In the event that Parent is obligated to pay the Parent Termination Fee in accordance with this Agreement, the payment to the Company of the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Sections 6.10, 6.15(g) and 8.5(f), shall be deemed to be liquidated damages (and not a penalty) and, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.13, shall be the sole and exclusive remedy of the Company and any other Person against Parent, the Equity Investors, the Preferred Equity Financing Related Parties and the Debt Financing Related Parties and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, Subsidiaries, representatives, agent or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (the “Parent Related Parties”), and no Parent Related Party shall have any other liability for any or all losses suffered or incurred by the Company or any other Person in connection with this Agreement (and the termination hereof), the Preferred Equity Financing, the Debt Financing, the Merger (and the abandonment thereof) or any matter forming the basis for such termination regardless of whether any such termination or abandonment was as the result of a willful or intentional breach by any Parent Related Party, and neither the Company nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent or any other Parent Related Party arising out of this Agreement, the Preferred Equity Financing, the Debt Financing, the Merger or any matters forming the basis for such termination. For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee (in each case in accordance with the terms of this Agreement), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent Termination Fee. Notwithstanding anything to the contrary in this Section 8.5, Parent and Merger Sub shall be jointly and severally liable for the payment of the Parent Termination Fee to the extent the same becomes payable in accordance with this Agreement.

(i) Notwithstanding anything to the contrary herein, each party to this Agreement on behalf of itself, its subsidiaries and Affiliates hereby acknowledges and agrees that no Debt Financing Related Party, in its capacity as such, shall have any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company or any of its Affiliates or any Company Related Party in connection with the transactions contemplated hereby, the Debt Commitment Letters or the Debt Financing; provided that, notwithstanding the foregoing, nothing in this Section 8.5(i) shall in any way limit or modify any Debt Financing Source’s obligations to Parent under the Debt Commitment Letters. As used in this Agreement, “Debt Financing Related Parties” means the Debt Financing Sources, their respective Affiliates and the Debt Financing Sources and their respective Affiliates’ respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, controlling persons, agents, advisors and other representatives, and their successors and permitted assigns.

(j) Notwithstanding anything to the contrary herein, each party to this Agreement on behalf of itself, its subsidiaries and Affiliates hereby acknowledges and agrees that no Preferred Equity Financing Related Party, in its capacity as such, shall have any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company or any of its Affiliates or any Company Related Party in connection with the transactions contemplated hereby, the Preferred Equity Commitment Letters or the Preferred Equity Financing; provided that, notwithstanding the foregoing, nothing in this Section 8.5(j) shall in any way limit or modify any Preferred Equity Financing Source’s obligations to Parent under the Preferred Equity Commitment Letters. As used in this Agreement, “Preferred Equity Financing Related Parties” means the Preferred Equity Financing Sources, their respective Affiliates and the Preferred Equity Financing Sources and their respective Affiliates’ respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, controlling persons, agents, advisors and other representatives, and their successors and permitted assigns.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver) and Section 9.12 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.6 (Access, Consultation), Section 6.10 (Expenses), Section 6.15(g) (Financing Indemnification), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors of the respective parties. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Lenders, Preferred Equity Investors or Equity Investors are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner adverse to any Debt Financing Related Parties without the prior written consent of the relevant Debt Financing Source or to any Preferred Equity Financing Related Parties without the prior written consent of the relevant Preferred Equity Financing Source.

9.3 Waiver. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5 Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT EXCEPT AS SPECIFICALLY SET FORTH IN THE PREFERRED EQUITY COMMITMENT LETTER OR THE DEBT COMMITMENT LETTER, ALL CLAIMS OR CAUSES OF ACTION AGAINST THE PREFERRED EQUITY RELATED PARTIES OR THE DEBT FINANCING RELATED PARTIES IN ANY WAY RELATING TO THE MERGER, THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING, THE PREFERRED EQUITY COMMITMENT LETTER AND THE PREFERRED EQUITY FINANCING SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) Subject to Section 9.5(c), each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action, suit, arbitration or proceeding by or before any Governmental Entity (each, an “Action”) relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 9.6. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.6 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

(c) Notwithstanding anything herein to the contrary, each of the parties irrevocably agrees that any legal action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Preferred Equity Financing Related Party or Debt Financing Related Party arising out of or relating to this Agreement, the Debt Commitment Letters or the Debt Financing or any of the agreements entered into in connection with the Debt Financing, the Preferred Equity Commitment Letters or the Preferred Equity Financing or any of the agreement entered into in connection with the Preferred Equity Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be brought exclusively in and determined in the Supreme Court of the State of New York, County of New York; provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, County of New York, then any such legal action or proceeding may be brought in any federal court located in the State of New York, New York County (and, in each case, any appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding involving any Preferred Equity Financing Related Party or Debt Financing Related Party arising out of or relating to this Agreement, the Debt Commitment Letters, the Debt Financing, the Preferred Equity Commitment Letters, the Preferred Equity Financing and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any action, suit or proceeding involving any Preferred Equity Financing Related Party or Debt Financing Related Party relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding involving any Preferred Equity Financing Related Party, Debt Financing Related Party or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, the Debt Commitment Letters, the Debt Financing, the Preferred Equity Commitment Letters, the Preferred Equity Financing or the subject matter hereof or thereof, may not be enforced in or by such courts. Any action referred to in this clause (c) shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES AND THE COMPANY RELATED PARTIES) AND EACH OF THE OTHER PARTIES HERETO UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED (DIRECTLY OR INDIRECTLY) TO OR ARISING UNDER THE DEBT COMMITMENT LETTERS, ANY DEBT FINANCING OBTAINED BY PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient and (b) one Business Days later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub:

May Holding Corp.

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, New York 10019

Attention: Ramzi M. Musallam

Facsimile: (212) 688-9411

Email:       rmusallam@veritascapital.com

with copies to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Richard A. Presutti

Facsimile: (212) 593-5955

Email:       richard.presutti@srz.com

if to the Company:

athenahealth, Inc.

311 Arsenal Street

Watertown, MA 02472

Attention: Jessica H. Collins, General Counsel

Email:       jecollins@athenahealth.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

                 Sachin Kohli

Fax:          (212) 310-8007

Email:       michael.aiello@weil.com

                   sachin.kohli@weil.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement. This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement, dated June 19, 2018, between the Company and Veritas Capital Fund Management, L.L.C. (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing, (c) the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 4.5 after the Closing, (d) Section 8.5(g) (Liability of Company Related Parties), Section 8.5(h) (Liability of Parent Related Parties), Section 8.5(i), Section 8.5(j), Section 9.2 (Modification or Amendment), Section 9.5 (Governing Law and Venue; Waiver of Jury Trial), this Section 9.8 (No Third-Party Beneficiaries) and Section 9.12 (Assignment), which, to the extent applicable to the Company Related Parties, Parent Related Parties, Preferred Equity Financing Related Parties and/or Debt Financing Related Parties, are intended to benefit and be enforceable by the Company Related Parties, Parent Related Parties, Preferred Equity Financing Related Parties and/or Debt Financing Related Parties (as applicable), and (e) the right of the Company on behalf of the Company stockholders to pursue damages in accordance with Section 8.5. The third-party beneficiary rights referenced in clause (e) of the preceding sentence may be exercised only by the Company (on behalf of the Company stockholders as their agent) through actions expressly approved by the board of directors of the Company, and no Company shareholder, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation. (a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. References to the term “made available” shall be deemed to have been satisfied by such document, data, information or other item having been made available in electronic data room hosted by Merrill DatasiteOne prior to the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void; provided, however, that upon and following the Effective Time, (i) Parent and Merger Sub may collaterally assign any or all of its rights or obligations hereunder to any Debt Financing Sources (ii) Parent and Merger Sub may assign any or all of its rights or obligations hereunder to any Affiliate or Elliott Associates, L.P. or Elliott International, L.P. or any of their Affiliates or managed entities; provided, further, that, in each case, (A) no assignment shall relieve the assigning party of any of its obligations hereunder and (B) no such assignment shall affect the obligations of any Person who has committed to provide Equity Financing under the applicable Equity Commitment Letter or the Guarantor under the Limited Guarantee.

9.13 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the obligations, undertakings, covenants or agreements of the parties to this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Company, on the one hand, and Parent, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party, and to enforce specifically the terms and provisions of this Agreement (including Section 6.5, and including to cause Parent and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including Article I and Article IV) by a decree of specific performance, in accordance with Section 9.5 of this Agreement, without the necessity of proving actual harm or damages or posting a bond or other security therefor, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity. Without limitation of the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Parent and Merger Sub under this Agreement (including Section 6.5, and including to cause Parent and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including Article I and Article IV) in addition to any other remedy to which the Company is entitled at law or in equity, including the Company’s right to terminate this Agreement pursuant to Article VIII and seek money damages in accordance therewith. Each party further agrees that it shall not take any position in any legal proceeding concerning this Agreement that is contrary to the terms of this Section 9.13. Parent shall cause Merger Sub and each of their respective Affiliates to perform their respective obligations under this Agreement.

(b) Notwithstanding Section 9.13(a) and subject to the last sentence of this Section 9.13(b), it is explicitly agreed that the Company shall be entitled to specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letters to fund the transactions contemplated by this Agreement and consummate the Closing only in the event that (i) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing) and Parent fails to consummate the Merger on the date the Closing should have occurred pursuant to Section 1.2, (ii) the financing provided for by the Preferred Equity Commitment Letters and the Debt Commitment Letters (or, if Alternative Financing is being used in accordance with Section 6.15(e), pursuant to the Alternative Financing Commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing that it is ready, willing and able to consummate the Closing if specific performance is granted and the Equity Financing, Preferred Equity Financing and Debt Financing are funded. For the avoidance of doubt, in no event shall the Company or any of its successors or permitted assigns be entitled to enforce or seek to enforce specifically the remedy of specific performance of the Preferred Equity Commitment Letters or Debt Commitment Letters against any Preferred Equity Financing Source or Debt Financing Source.

(c) For the avoidance of doubt, in no event shall the exercise of the Company’s or any of its Subsidiaries’ right to seek specific performance pursuant to this Section 9.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Article VIII and/or seek payment of the Parent Termination Fee. Notwithstanding the foregoing, in no event shall the Company or any of its Affiliates be entitled to the Parent Termination Fee if they have been granted specific performance of this Agreement, the Closing actually occurs and Parent makes all of the payments contemplated by Article IV hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

athenahealth, Inc.

By:	/s/ Marc Levine
Name: Marc Levine
Title: Chief Financial Officer

MAY HOLDING CORP.

By:	/s/ Robert E. Segert
Name: Robert E. Segert
Title: Chief Executive Officer

MAY MERGER SUB INC.

By:	/s/ Robert E. Segert
Name: Robert E. Segert
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]